
                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              BETTINGCORP LIMITED

                                      AND

                                  OPENTV CORP.

                          Dated as of August 15, 2003

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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS ...........................................................................................    1
         1.1      Certain Defined Terms..........................................................................    1
         1.2      Other Definitional Provisions..................................................................   11

ARTICLE II CLOSING; PURCHASE PRICE AND ADJUSTMENT................................................................   12
         2.1      Sale and Transfer of the Assets................................................................   12
         2.2      Assets Not Transferred.........................................................................   14
         2.3      Assumption of Liabilities......................................................................   14
         2.4      Liabilities Not Assumed........................................................................   14
         2.5      Payment of Purchase Price; Closing Deliveries..................................................   15
         2.6      Closing Adjustment Amount......................................................................   16
         2.7      Calculation of Net Purchase Price; Post-Closing Adjustment.....................................   16
         2.8      Closing........................................................................................   19
         2.9      Tax Allocation.................................................................................   19
         2.10     Transfer Taxes.................................................................................   19

ARTICLE III CONDITIONS TO CLOSING................................................................................   20
         3.1      Buyer's Obligation.............................................................................   20
         3.2      Seller's Obligation............................................................................   23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER..............................................................   23
         4.1      Organization and Qualification.................................................................   23
         4.2      Authorization and Validity of Agreement........................................................   24
         4.3      Share Capital..................................................................................   24
         4.4      Equity Investment..............................................................................   25
         4.5      No Approvals or Notices Required; No Conflict with Instruments.................................   25
         4.6      No Bankruptcy or Insolvency....................................................................   26
         4.7      Financial Statements; Absence of Changes.......................................................   27
         4.8      Taxes..........................................................................................   28
         4.9      Assets Other than Real Property Interests......................................................   30
         4.10     Real Property Interests........................................................................   30
         4.11     Intellectual Property..........................................................................   31
         4.12     Contracts......................................................................................   36
         4.13     Proceedings and Judgments......................................................................   38
         4.14     Employee Matters...............................................................................   38
         4.15     Environmental Matters..........................................................................   43
         4.16     Employee and Labor Relations...................................................................   43
         4.17     Compliance With Law; Permits; SSSL Policy......................................................   44
         4.18     Assets of the Business; Operations of the Business.............................................   44
         4.19     Insurance......................................................................................   45
         4.20     Brokers........................................................................................   45
         4.21     Effect of Transfer.............................................................................   45
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         4.22     Territorial Restrictions.......................................................................   45
         4.23     Product Warranties.............................................................................   45
         4.24     Absence of Certain Business Practices..........................................................   46
         4.25     No Guarantees..................................................................................   46
         4.26     Documents Delivered............................................................................   46
         4.27     Investment Intent..............................................................................   47
         4.28     Data Protection................................................................................   47

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER................................................................   49
         5.1      Organization and Authority; No Conflicts; Governmental Consents................................   49
         5.2      Actions and Proceedings, Etc...................................................................   50
         5.3      Brokers........................................................................................   50
         5.4      Disclosure.....................................................................................   50
         5.5      Validity of Stock Consideration................................................................   51
         5.6      Capitalization.................................................................................   51
         5.7      Absence of Certain Changes.....................................................................   51
         5.8      Nasdaq Compliance..............................................................................   51

ARTICLE VI COVENANTS OF SELLER...................................................................................   51
         6.1      Access to Information..........................................................................   52
         6.2      Ordinary Conduct...............................................................................   52
         6.3      Insurance; Administration of Insurance.........................................................   56
         6.4      Accounts Receivable............................................................................   56
         6.5      Consents.......................................................................................   56
         6.6      Notification of Certain Matters................................................................   56
         6.7      Further Assurances.............................................................................   57
         6.8      Disclosure Supplements.........................................................................   57
         6.9      Non-Competition; Non-Solicitation..............................................................   57
         6.10     Alternative Proposals..........................................................................   58
         6.11     Technology License.............................................................................   59
         6.12     Corporate Name.................................................................................   59
         6.13     Corporate Actions of Sold Subsidiaries.........................................................   59
         6.14     Preservation of Consideration..................................................................   59
         6.15     Banshee Obligations............................................................................   60

ARTICLE VII COVENANTS OF BUYER...................................................................................   60
         7.1      Stock Options..................................................................................   60
         7.2      Further Assurances.............................................................................   60
         7.3      Repayment of Stripe Loan.......................................................................   60

ARTICLE VIII MUTUAL COVENANTS....................................................................................   61
         8.1      Publicity......................................................................................   61
         8.2      Tax Returns and Payments.......................................................................   61
         8.3      Confidentiality................................................................................   62
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                                       ii

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ARTICLE IX EMPLOYEE MATTERS......................................................................................   62
         9.1      Termination of Transferred Employees...........................................................   62
         9.2      Employee Payments..............................................................................   62
         9.3      Employee Confidentiality and Non-Competition...................................................   63

ARTICLE X INDEMNIFICATION........................................................................................   63
         10.1     Indemnification by Seller......................................................................   63
         10.2     Indemnification by Buyer.......................................................................   64
         10.3     Third Party Claims.............................................................................   65
         10.4     Certain Limitations............................................................................   65
         10.5     Survival of Representations....................................................................   66

ARTICLE XI TERMINATION...........................................................................................   66
         11.1     Termination and Abandonment....................................................................   66
         11.2     Effect of Termination..........................................................................   67

ARTICLE XII MISCELLANEOUS........................................................................................   67
         12.1     No Waiver of Representations, Warranties, Covenants and Agreements.............................   67
         12.2     Expenses.......................................................................................   68
         12.3     Notices........................................................................................   68
         12.4     Entire Agreement...............................................................................   69
         12.5     Assignment; Binding Effect; Benefit............................................................   69
         12.6     Amendment......................................................................................   69
         12.7     Extension; Waiver..............................................................................   70
         12.8     Severability...................................................................................   70
         12.9     Governing Law and Venue; Dispute Settlement; Waiver of Jury Trial..............................   70
         12.10    Enforcement....................................................................................   73
         12.11    Joint Participation in Drafting this Agreement.................................................   73
         12.12    Headings.......................................................................................   73
         12.13    Counterparts...................................................................................   73
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                                      iii

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EXHIBITS                                                                                                        Page
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         Form of Bill of Sale and Assignment Agreement....................................................    Exhibit A
         Form of Escrow Agreement.........................................................................    Exhibit B
         Form of Employment Agreement ....................................................................    Exhibit C
         Form of Employee Proprietary Information and Inventions Agreement................................    Exhibit D
         Form of Patent Assignment Agreement..............................................................    Exhibit E
         Form of Liquidity Agreement......................................................................    Exhibit F
         Form of Liquidity Escrow Agreement...............................................................    Exhibit G

                                       iv

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                                LIST OF SCHEDULES

          1.1  Excluded Assets
          2.1  Excluded Liabilities
          2.7  Balance Sheet Adjustments
          2.9  Tax Allocation
       3.1(i)  Transferred Employees
       3.1(j)  Employees to Execute the Employee Proprietary Information and Invention Agreement
       3.1(n)  Assigned Contracts
       3.1(o)  Terminated Contracts
       4.1(a)  Organization and Qualification (Seller)
       4.1(b)  Organization and Qualification (Banshee)
       4.1(c)  Organization and Qualification (Sold Subsidiaries)
          4.3  Share Capital
       4.4(a)  Equity Investments
       4.4(b)  Equity Interests
       4.5(b)  Governmental Consents/Filings
       4.5(c)  Contract Consents/Notices
    4.7(a)(i)  2002 Financial Statements
   4.7(a)(ii)  2001 Financial Statements
  4.7(a)(iii)  Unaudited Financial Statements
       4.7(b)  Absence of Changes
       4.7(c)  Absence of Undisclosed Liabilities
       4.7(d)  Bank Accounts
       4.8(a)  Taxes
       4.8(b)  Tax carry forwards; consents; clearances
          4.9  Assets Other than Real Property
      4.10(a)  Leased Properties and Business Leases
   4.11(a)(i)  Patents, Trademarks, Domain Names, etc.
  4.11(a)(ii)  Products Sold/Licensed; Services Provided
 4.11(a)(iii)  Material Software and Applications in Development
  4.11(a)(iv)  Agreements Under Which IP is Licensed
   4.11(a)(v)  Agreements granting any rights to IP, confidentiality, indemnification, etc.
  4.11(a)(vi)  All other IP material to the Business
      4.11(b)  Free Title and Liens on IP
      4.11(c)  Protection of IP
   4.11(d)(i)  Employment Policies re IP, etc.
  4.11(d)(ii)  Employee Assignment of Patents, etc.
 4.11(d)(iii)  IP Polices re Consultants, etc.
      4.11(f)  IP Infringement
      4.11(g)  Third Party Providers of IT Systems; Maintenance and Support Agreements, etc.
      4.12(a)  Employment, Consulting, Agency, Severance Agreements
      4.12(b)  Employee Collective Bargaining or Labor Union Agreements
      4.12(c)  Contracts to purchase products or services not terminable on 60 days' notice or less
      4.12(d)  Contracts to deliver products or services with unfilled order balance and not
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                                       v

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
               terminable on 60 days' notice or less
      4.12(e)  Distributor, Dealer, Sales, Advertising, Agency, Franchisee Agreements, etc., or any
               agreement requiring payment of commission
      4.12(f)  Any option or other agreement to purchase or sell any real property interest
      4.12(g)  Any Contract relating to licensing or purchase or sale of any IP interest
      4.12(h)  Any Contract with indemnification obligations of Seller or any Sold Sub
      4.12(i)  Any Contract to make a capital expenditure or purchase a capital asset
      4.12(j)  Any Contract relating to location of or minimum number of employees
      4.12(k)  Any Contract giving power of attorney (other than ordinary course)
      4.12(l)  Any indenture, note, loan or credit agreement, mortgage, security agreement, bond, etc.
               relating to borrowing money or extension of credit or guarantee
      4.12(m)  Any Contract re noncompetition, confidentiality, etc.
      4.12(n)  Any Contract re acquisition of any business or substantial part of the assets of any other
               Person; disposition of any of the Assets; granting preferential rights or option to purchase or lease any Assets; or other significant transaction not fully performed or under which any party continues to have rights/liabilities
      4.12(o)  Joint venture, partnership, and arrangements involving sharing of profits or expenses
      4.12(p)  Lease or similar agreement under which a Seller or Sold Sub is lessee or holds any tangible personal property owned by a third Person, or under which Seller or Sold Sub is the lessor
      4.12(q)  Agreements with a Seller or its Affiliates on one hand, and their officers, directors, employees, agents, on the other
      4.12(r)  Any Contract extending beyond 2003 which cannot be terminated within 90 days or less without cost
      4.12(s)  Any Contract Containing a Change of Control Covenant
      4.12(t)  Any MFN Contract
      4.12(u)  Any Contract not in the ordinary course of Business
      4.12(v)  Contracts not otherwise described, the breach or termination of which would have an MAE
         4.13  Proceedings and Judgements
      4.14(a)  Employee Matters - List of Seller Plans
      4.14(b)  Maintenance and Compliance of Seller Plans
      4.14(c)  Material payments to employee, increase in benefits, acceleration of payment or vesting or benefits, resulting from Transactions
   4.14(d)(i)  Employment, consulting, agency or commission agreement not terminable without liability upon 60 days' or less notice
  4.14(d)(ii)  Agreements with benefits contingent upon, or materially altered, upon consummation of
               Transactions
 4.14(d)(iii)  Agreement providing any term of employment or compensation guarantee for longer than one year
  4.14(d)(iv)  Agreement/Seller Plan under which any benefits will be increased or vesting accelerated as a result of Transactions, or value of benefits of which will be calculated on basis of the
               Transactions
      4.14(e)  Employees entitled to additional benefits or acceleration of time of payment or vesting of benefits under Seller Plan as a result of Transactions
      4.14(f)  Names, dates of birth and employment, offices, notice periods, annual salaries of Business
               Employees
      4.14(g)  Outstanding offers of employment or engagement
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
     4.14(dd)  Employer's Liability and Public Liability Insurance
         4.15  Environmental Matters
         4.16  Collective Bargaining Agreements; Labor Unions
      4.17(a)  Compliance with Law
      4.17(b)  Permits
      4.17(c)  Validity of 4G Casino License
      4.18(b)  Assets and Operations of the Business
         4.19  Insurance Policies
         4.22  Territorial Restrictions
      4.23(a)  Business Products - Warranties, Guarantees, Indemnities
      4.23(b)  No Product Liability
      4.23(c)  Rebates, Discounts, Promotional Payments, etc.
         4.28  Data Protection
         6.11  Licensed Technology
          9.3  Form of Employee Confidentiality and Noncompetition Undertakings
      10.1(a)  Certain Indemnities
      10.1(b)  Exception to Minimum Amount Limitation

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (the "Agreement") dated as of August 15, 2003, by and between OpenTV Corp., a company registered in the British Virgin Islands ("Buyer"), and BettingCorp Limited, a company registered in the British Virgin Islands ("Seller").

         WHEREAS, Seller, together with its Subsidiaries is engaged in the business of developing and operating multi-platform soft betting products and services for use on internet, interactive television and wireless technology platforms (the "Business").

         WHEREAS, the parties hereto desire that Seller sell, transfer, convey and assign (or, in the case of Banshee, cause to be sold, transferred, conveyed and assigned) to Buyer all of the assets, properties, interests in properties and rights of Seller used in the development and operation of the Business, including without limitation (i) all of the outstanding stock of 4G Media Ltd., a British Virgin Islands company; 4G Media Ltd., a Turks and Caicos company; and BettingCorp UK Ltd., a United Kingdom company ("BettingCorp UK") (each sometimes referred to individually as a "Sold Subsidiary," and collectively, the "Sold Subsidiaries"), and (ii) all of the assets, properties, interests in properties and rights of Banshee Development, Ltd., an Israeli company and a wholly-owned subsidiary of Seller ("Banshee").

         WHEREAS, Buyer desires to purchase and acquire the same, subject to the assumption by Buyer of certain of the liabilities and obligations of Seller and of Banshee relating to the Business, upon the terms and subject to the conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined), unless the context requires otherwise:

                  "Accounting Arbitrator" has the meaning set forth in Section 2.7(d).

                  "Affiliate" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act by the Commission, as in effect on the date hereof; provided, however, that the term "affiliate" shall not include any joint venture or jointly-owned Person in which the ownership interest of Seller and its direct and indirect Subsidiaries, taken in the aggregate, constitutes a minority ownership interest.

                  "Agreement" has the meaning set forth in the preamble.

                  "Alternative Proposal" shall mean (A) any proposal (whether or not in writing and whether or not delivered to Seller's stockholders or members generally), other than as contemplated by this Agreement or otherwise proposed by Buyer or its Affiliates, regarding (i) a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving Seller or any of its Subsidiaries; (ii) the issuance by Seller or any of its Subsidiaries of any equity interest in or any voting securities of such Seller or such Subsidiary which constitutes 50% or more of the total of such equity interests or voting securities of such Seller or such Subsidiary, (iii) the acquisition in any manner, directly or indirectly, of 50% or more of the assets of either Seller or any Subsidiary; (iv) the acquisition by any Person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of capital stock of Seller or any amount of the capital stock of any Subsidiary;
(v) any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the Transactions or (vi) an Intellectual Property Transaction; or (B) the occurrence of any of the transactions described in clauses (i) - (vi) of (A) above.

                  "Assets" has the meaning set forth in Section 2.1.

                  "Assumed Liabilities" has the meaning set forth in Section
2.3.

                  "Average Market Price" means the average of the last sale price (or, if on any day no sales price is reported, the average of the quoted high bid and low ask price on such day) of an OpenTV Class A Share on the Nasdaq Stock Market on each of the three consecutive trading days immediately preceding the Closing Date.

                  "Bank Accounts" has the meaning set forth in Section 4.7(d).

                  "Banshee" has the meaning set forth in the preamble.

                  "Betting Taxes" has the meaning set forth in Section 4.8(a)(xii).

                  "BettingCorp UK Employee" means any person who is employed or engaged by, or an officer of, Betting Corp UK (whether under a contract of service or otherwise).

                  "Bill of Sale and Assignment Agreement" means the bill of sale and assignment agreement in substantially the form attached hereto as Exhibit A.

                  "Business" has the meaning set forth in the preamble.

                  "Business Contract" means any Seller Contract and any Contract to which any Sold Subsidiary is a party or by which any of its properties or assets are bound.

                  "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

                  "Business Employee" means any individual who, at the Closing Date, is actively employed by Seller, Banshee or any Sold Subsidiary, but shall exclude any other inactive or former employee including any individual who is on unauthorized leave of absence or whose employment is terminated or who has retired before the Closing Date.

                  "Business Lease" has the meaning set forth in Section 4.10.

                  "Business Product" means the products, goods, components or other items manufactured, sold or delivered by, or service rendered by or on behalf of Seller, Banshee or any Sold Subsidiary in connection with operation of the Business.

                  "Buyer" has the meaning set forth in the preamble.

                  "Calculation Date" shall mean the Business Day immediately preceding the Closing Date.

                  "Cash Consideration" has the meaning set forth in Section 2.5(b).

                  "Cash Escrow Amount" has the meaning set forth in Section 2.5(c).

                  "Change of Control" shall mean any (i) change in the direct or indirect record or beneficial ownership of any of the equity securities of Seller, Banshee or any Sold Subsidiary, (ii) merger, consolidation, statutory share exchange or other transaction involving Seller, Banshee or any Sold Subsidiary, or (iii) change in the composition of the board of directors or other governing body of Seller, Banshee or any Sold Subsidiary.

                  "Change of Control Covenant" shall mean any covenant, agreement or other provision pursuant to which the occurrence or existence of a Change of Control would result in a violation or breach of, constitute (with or without due notice or lapse of time or both) or permit any Person to declare a default or event of default under, give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments under, give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay or make increased payments) or result in the loss or modification of any material right or benefit under, or result in any restriction or give any Person the right to obtain any restriction on any capital stock or other securities or ownership interests pursuant to, or result in any Lien or give any Person the right to obtain any Lien on any material asset pursuant to, any Contract to which Seller, Banshee or any Sold Subsidiary is or becomes a party or to which Seller, Banshee or any Sold Subsidiary or any of their respective assets are or become subject or bound.

                  "Closing" has the meaning set forth in Section 2.8.

                  "Closing Balance Sheet" has the meaning set forth in Section 2.7(b).

                  "Closing Date" means the day on which the Closing occurs pursuant to Section 2.8.

                  "Closing Net Working Capital" means the amount determined by subtracting (i) the sum of the current liabilities included in the Closing Balance Sheet from (ii) the sum of the current assets included in the Closing Balance Sheet.

                  "Commission" means the United States Securities and Exchange Commission.

                  "Competing Service" has the meaning set forth in Section 6.9.

                  "Confidentiality Agreement" has the meaning set forth in
Section 8.3.

                  "Contract" means any note, bond, indenture, mortgage, deed of trust, franchise, permit, authorization, instrument, contract, agreement, license, lease, sales or purchase order, employee benefit plan or practice, or other legally binding commitment, obligation, arrangement or concession, whether written or oral.

                  "Contract Consent" has the meaning set forth in Section
4.5(d).

                  "Contract Notice" has the meaning set forth in Section 4.5(d).

                  "Contractual Obligation" means, as to any Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, sales or purchase order, instrument or undertaking to which such Person is a party or to which it or any of its property or assets is subject.

                  "December 31 Balance Sheet" has the meaning set forth in
Section 4.7(a).

                  "Effective Time" has the meaning set forth in Section 2.8.

                  "Employee Benefit Arrangements" means each and all pension, supplemental pension, deferred compensation, option or other equity-based program, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), fringe benefit, flexible spending account programs, severance, termination pay or supplemental unemployment benefits plans, programs or arrangements, bonus or incentive plans or arrangements and other employee benefit arrangements, plans, contracts, policies or practices providing employee or executive compensation or benefits to any Business Employee or Former Business Employee, or any of their dependents, other than the Employee Benefit Plans.

                  "Employee Benefit Plans" means each and all "employee benefit plans," as defined in Section 3(3) of ERISA or section 102 of the Israel Tax Ordinance, maintained or contributed to by Seller, Banshee or any Sold Subsidiary or in which Seller, Banshee or any Sold Subsidiary participates or participated and which provides benefits to Business Employees or Former Business Employees.

                  "Employee Proprietary Information and Inventions Agreement" has the meaning set forth in Section 3.1(j).

                  "Employment Agreement" has the meaning set forth in Section 3.1(i).

                  "Environmental Law" means collectively any applicable statutes, regulations, rules, ordinances, codes or common law, U.S. or foreign, which the Business or the Assets are subject and which relate to the protection of human health or the environment, as in effect on the date hereof.

                  "Equity Affiliate" means, with respect to any Person, any other Person in which the first Person directly or indirectly owns an investment accounted for by the equity method within the meaning of IFRS.

                  "Equity Interest" has the meaning set forth in Section 4.4(b).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Escrow Agent" means the Person designated as escrow agent under the Escrow Agreement.

                  "Escrow Agreement" means the Escrow Agreement to be entered into by Buyer, Seller and the Escrow Agent at the Closing substantially in the form attached hereto as Exhibit B.

                  "Estimated Net Working Capital" means the amount determined by subtracting (i) the sum of the current liabilities included in the Pre-Closing Balance Sheet from (ii) the sum of the current assets included in the Pre-Closing Balance Sheet.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated from time to time thereunder.

                  "Excluded Assets" means the assets and properties of the Seller and/or Banshee listed on Schedule 1.1, including without limitation all of the issued and outstanding capital stock of Banshee and the Excluded Subsidiaries, the rights of Seller under this Agreement and the other Transaction Documents, the Cash Consideration, the Stock Consideration, the Bank Accounts of Seller and Banshee, and any other assets or properties that are not included in the Assets by reason of an express and specified exclusion contained in this Agreement or any written amendment hereto executed by Buyer and Seller.

                  "Excluded Liabilities" means (i) any and all Indebtedness of Seller and of Banshee, whether or not evidenced by an Indebtedness Contract,
(ii) all liabilities (other than Taxes), duties and obligations of, and claims against, or relating to, Seller or Banshee, or to the operation of the Business or the ownership, possession or use of any of the Assets on or prior to the Closing, or to the ownership, possession or use of the Excluded Assets, in each case whether accrued, unaccrued, matured, unmatured, absolute, contingent, known or unknown, asserted or unasserted and whether now existing or arising at any time prior to, at, or after the Closing, and any Lien against any of the Assets or any of the Excluded Assets, except only the Assumed

Liabilities, (iii) Taxes of Seller and of Banshee, (iv) all liabilities relating to the Excluded Subsidiaries or any of them, and any other liability arising out of or relating to any business of the Excluded Subsidiaries or any of them, whether accrued or unaccrued, absolute or contingent, known or unknown, (v) all liabilities relating to any obligation prior to the Effective Time or as a result of the consummation of any of the Transactions, with respect to any salary, pension, severance, educational fund, bonus or other payment or benefit with respect to any present or former employee, consultant or contractor of any of Seller or any of its Subsidiaries (including Banshee), other than certain bonus payments described in Section 2.3(b) and (vi) all liabilities included in
Schedule 2.1.

                  "Excluded Subsidiaries" means each of (i) Mobile Players Limited, a company registered in the British Virgin Islands, Mobile Player UK Limited, a United Kingdom company, 4G Interactive Limited, a company registered in the British Virgin Islands, and GamesCorp Limited, a company registered in the British Virgin Islands.

                  "Excluded Tax" means a Tax that is imposed on a Sold Subsidiary and (i) in the case of such a Tax that is imposed in respect of a taxable year or other taxable period that includes the Closing Date the amount that would be owed by the Sold Subsidiary if the relevant taxable year or taxable period ended on the Closing Date, (ii) in the case of such a Tax that is imposed in respect of a taxable year or other taxable period that ends on or prior to the Closing Date the amount of such Tax, and (iii) in the case of any other Tax, any Tax that has accrued or is otherwise owed by the Sold Subsidiary on the Closing Date.

                  "Financial Statements" has the meaning set forth in Section 4.7(a).

                  "Former Business Employee" means any individual who was at any time prior to the Closing Date employed by Seller, Banshee or any Sold Subsidiary but who is not a Transferred Employee.

                  "4G Casino" means all products and services of any of Seller or its Subsidiaries which are available online at www.4Gcasino.com, or which otherwise use the 4G Casino platform technology.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether U.S. or foreign.

                  "Governmental Consent" has the meaning set forth in Section 4.5(b).

                  "Governmental Filing" has the meaning set forth in Section 4.5(b).

                  "Hazardous Material" means any substance which is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law, or any petroleum product or fraction thereof.

                  "IFRS" means International Financial Reporting Standards in effect from time to time applied consistently throughout the periods involved.

                  "Indebtedness" as to any Person shall mean, without duplication, (i) all indebtedness (including principal and accrued interest) of such Person for borrowed money or for the deferred purchase price of property or services (including long-term and short-term debt), (ii) all drafts drawn under letters of credit issued for the account of such Person, (iii) the aggregate amount required to be capitalized under leases under which such Person is the lessee, and (iv) guarantees of Indebtedness of third parties.

                  "Indebtedness Contract" has the meaning set forth in Section 4.12(l).

                  "Indemnified Person" means, with respect to any Loss, the Person seeking indemnification hereunder.

                  "Indemnifying Person" means, with respect to any Loss, the Person from whom indemnification is being sought hereunder.

                  "Intellectual Property" has the meaning set forth in Section 2.1(e).

                  "Intellectual Property Transaction" means the grant of (i) a license, sublicense, cross-license or grant-back to any Person engaged in the interactive television business or interactive gaming business (including any hardware, software or middleware provider) of any material Intellectual Property of Seller, Banshee or any Sold Subsidiary (other than grants of nonexclusive licenses relating to the Business in the ordinary course of business); (ii) an assignment, an exclusive license, cross-license, sublicense or grant-back of any of the Intellectual Property of Seller, Banshee or any Sold Subsidiary; or (iii) a covenant not-to-sue, covenant-not-to-assert, release of claims or similar release to any Person regarding any Intellectual Property of Seller, Banshee or any Sold Subsidiary.

                  "Judgment" means any judgment, writ, order or decree by any court, judge, justice or magistrate of competent jurisdiction, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

                  "June 30 Balance Sheet" has the meaning set forth in Section 4.7(a).

                  "Law" means any law, statute, treaty, rule, regulation, ordinance, order, decree, consent decree or similar instrument or determination or award of an arbitrator or a court or other Governmental Authority.

                  "Leased Properties" means the real property (including all buildings, fixtures, improvements, construction-in-progress and structures located thereon and all rights, privileges, easements and appurtenances thereto) leased by Seller, Banshee or by any Sold Subsidiary for use in the Business.

                  "Licenses" means all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign, including without limitation the license issued by the Kanawakee Indian reservation in Canada and the UK Bookmaker's Permit relating to the Business, and all other licenses or permits which have been issued in connection with the Business.

                  "Lien" means any mortgage, pledge, hypothecation, right of others, claim, security interest, financing statement (whether or not filed), encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien (statutory or other), right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any agreement, contract, commitment or other instrument or arrangement (whether oral or written).

                  "Liquidity Agreement" means that certain Liquidity Agreement between Buyer and Seller, substantially in the form as attached hereto as Exhibit F.

                  "Liquidity Escrow Agent" means the Person designated as escrow agent under the Liquidity Escrow Agreement.

                  "Liquidity Escrow Agreement" means that certain Escrow Agreement among Buyer, Seller and the Liquidity Escrow Agent in connection with the Liquidity Agreement, substantially in the form as attached hereto as Exhibit G.

                  "Loan Agreement" means that certain Loan Agreement, dated as of June 6, 2003, between Seller and Stripe, whereby Stripe agreed to loan to Seller funds in the principal amount of up to $600,000.

                  "Loan Amount" means the aggregate outstanding principal and accrued and unpaid interest payable by Seller pursuant to the Loan Agreement and related convertible promissory note on the Closing Date.

                  "Loss" means any loss, liability, claim, damage or expense (including reasonable attorneys' fees and disbursements and the costs of investigation).

                  "Material Adverse Effect" means any circumstance, change or effect which is or could reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, results of operations or prospects of Seller and its Subsidiaries, taken as a whole, or on the Business being sold pursuant to this Agreement.

                  "MFN Beneficiary" has the meaning set forth in Section 6.2(d)(xxii).

                  "MFN Contract" has the meaning set forth in Section 6.2(d)(xxiii).

                  "Net Purchase Price" has the meaning set forth in Section 2.5(a).

                  "OpenTV Class A Shares" means the Class A Ordinary Shares, no par value, of Buyer.

                  "OpenTV Class B Shares" has the meaning set forth in Section 5.6.

                  "OpenTV Commission Filings" has the meaning set forth in
Section 5.4(b).

                  "OpenTV Preference Shares" has the meaning set forth in
Section 5.6.

                  "Overpayment Adjustment" has the meaning set forth in Section 2.7(f).

                  "Patent Assignment Agreement" has the meaning set forth in
Section 3.1(p).

                  "Permits" has the meaning set forth in Section 4.17(b).

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Personal Data" has the meaning given to such term in the Data Protection Act of 1998.

                  "Pre-Closing Balance Sheet" has the meaning set forth in
Section 2.7(a).

                  "Pre-Closing Balance Sheet Certificate" has the meaning set forth in Section 2.7(a).

                  "Proceedings" has the meaning set forth in Section 4.13.

                  "Reasonable Actions" has the meaning set forth in Section 4.11(c).

                  "Records" has the meaning set forth in Section 2.1(i).

                  "Representatives" means, as to each party, such party's Affiliates and their respective directors, officers, employees, attorneys, consultants and other agents or advisors.

                  "Restricted Period" has the meaning set forth in Section 6.9.

                  "Securities Act" has the meaning set forth in Section 4.27(b).

                  "Seller" has the meaning set forth in the preamble.

                  "Seller Charter Documents" means the memorandum of association and the articles of association of Seller as in effect on the date hereof.

                  "Seller Contract" means any Contract pertaining to the Business to which Seller or Banshee is a party or by which any of their respective properties or assets are bound.

                  "Seller Plans" means each and all Employee Benefit Plans and Employee Benefit Arrangements.

                  "Sky" means Sky Interactive Limited, a company organized under the laws of England and Wales.

                  "Sky Fixed Odds Agreement" means that certain agreement between Sky and Betting Corp UK, dated as of April 24, 2003, for, among other things, the carriage of the "Play Monte Carlo" interactive television products and services by Sky, as in effect on the date hereof.

                  "Sold Subsidiary" has the meaning set forth in the preamble.

                  "Stock Consideration" has the meaning set forth in Section 2.5(b).

                  "Stock Consideration Value" means the difference between (x) the Net Purchase Price and (y) the Cash Consideration.

                  "Stock Escrow Value" has the meaning set forth in Section 2.5(c).

                  "Stripe" means Stripe Input Limited, an English company limited by shares.

                  "Subsidiary" means any Person of which a majority of the outstanding equity interests, or a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors or similar governing body, are owned, directly or indirectly by another Person.

                  "Tax" or "Taxes" means, with respect to any Person, any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, value-added, capital, unitary, intangible, corporation, franchise, profits, license, withholding, payroll, employment, excise, severance, national insurance contribution, stamp, transfer, occupation, premium, property or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any jurisdiction or other taxing authority, on such Person.

                  "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports).

                  "Territory" has the meaning set forth in Section 6.9.

                  "Title Document" means any deed, grant or easement, certificate of title or other document which confirms and vests title or ownership in real property.

                  "Technology License" has the meaning set forth in Section
6.11.

                  "Transaction Documents" means (i) this Agreement, (ii) the Bill of Sale and Assignment Agreement, (iii) the Loan Agreement, (iv) the Escrow Agreement, (v) the Employee Proprietary Information and Inventions Agreements,
(vi) the Liquidity Agreement, (vii) the Liquidity Escrow Agreement and (viii) the Patent Assignment Agreement.

                  "Transactions" means the transactions contemplated by the Transaction Documents.

                  "Transferred Employee" has the meaning set forth in Section 3.1(i).

                  "Underpayment Adjustment" has the meaning set forth in Section 2.7(f).

                  "Violation" has the meaning set forth in Section 4.5(d).

         1.2      Other Definitional Provisions.

                  (a) As used herein, accounting terms not defined or to the extent not defined, shall have the respective meanings given to them under IFRS.

                  (b) Unless express reference is made to Business Days, references to days shall be to calendar days. If any action or notice is to be taken or given on or by a particular day, and such day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

                  (c) Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms.

                  (d) The words "include," "includes" and "including" shall be construed as if followed by the words "without limitation." The words "herein," "hereof," "hereunder" and "hereinafter" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.

                  (e) The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

                  (f) All references herein to Articles, Sections, Exhibits and Schedules are references to Articles and Sections of, and Exhibits and Schedules to this Agreement unless the context otherwise requires. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions).

                  (g) As used herein, the term "to Seller's knowledge" or any similar term relating to the knowledge of Seller means the actual knowledge, after reasonable inquiry, of any of the officers or directors of Seller, or any of the officers or directors of Banshee or any Sold Subsidiary. "Reasonable inquiry" shall mean communication by any of the officers or directors of Seller to the officers and field personnel of Seller, Banshee or any Sold Subsidiary with responsibility for the matter in question and to counsel with respect to matters involving questions of law, requesting such individual to review specified provisions of this Agreement and to advise such person of any matter relevant to the specified representation, warranty or provision.

                  (h) As used herein, the symbol "$" means dollars of the United States of America.

                                   ARTICLE II

                     CLOSING; PURCHASE PRICE AND ADJUSTMENT

         2.1 Sale and Transfer of the Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will, and will cause Banshee to, sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller and Banshee, all of Seller's and Banshee's right, title and interest in and to all of the business, properties, rights, claims and assets (except the Excluded Assets) of Seller and of Banshee, real and personal, tangible and intangible, of every type and description whether owned or leased, or otherwise possessed, used, held for use or useable in connection with the Business, whether or not described in the Schedules and whether or not reflected on the balance sheet accounts of Seller or Banshee, now in existence or hereafter acquired by Seller or Banshee prior to the Closing (collectively, the "Assets"). The term "Assets" shall specifically include, but shall not be limited to, the following:

                  (a) all of the outstanding share capital of the Sold Subsidiaries, and the rights associated therewith, including without limitation the rights to receive all dividends and other distributions declared, paid or made at or after the Closing;

                  (b) the Equity Interests;

                  (c) the leasehold interests in the Leased Properties;

                  (d) all tangible personal property, including, without limitation, the fixtures, furnishings, furniture, office supplies, vehicles, rolling stock, tools, machinery, equipment and computer equipment, located upon or affixed to or normally located in, at or upon, even if temporarily removed from, any of the Leased Properties;

                  (e) all of Seller's and Banshee's domestic or foreign: (i) inventions (whether or not patented or patentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, discoveries and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications (pending or abandoned), inventor's certificates, and patent disclosures, together with re-issues, divisionals, provisionals, continuations, continuations-in-part, extensions and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names, assumed names, corporate names and other indications of origin, including, without limitation, translations, adaptations, derivations, and combinations thereof; (iii) original works of authorship, copyrights (whether or not registered), moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity; (iv) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, discoveries, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) computer software, including, without limitation, programs, applications, source and object codes, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, and renewals or extensions of, and common law rights in the foregoing; (viii) domain names; and
(ix) the goodwill associated with each of the foregoing, including but not limited to those listed on Schedule 4.11, in any jurisdiction (all items listed in clauses (i)-(ix) of this Section 2.1(e) are collectively referred to as "Intellectual Property");

                  (f) all Seller Contracts, including but not limited to all Seller Contracts listed on Schedule 4.12, other than Seller Contracts which are Excluded Liabilities;

                  (g) all Licenses, Permits, approvals and authorizations by any Governmental Authority used in or relating to the Business or the Assets;

                  (h) all bids, quotations and proposals for Seller Contracts;

                  (i) all books and records, or portions thereof relating to the Business, whether in tangible or computerized format, including all plans and specifications, sales literature, product information, employment records and files and all other information and/or data related to or used by Seller, Banshee or any of their respective Subsidiaries in connection with the Assets and the operation of the Business (the "Records");

                  (j) all insurance proceeds paid or payable by any insurance provider for any Asset that is destroyed or damaged after the date hereof and prior to the Closing;

                  (k) all notes, drafts and accounts receivable, or portions thereof, arising out of the Business;

                  (l) all prepaid expenses, advances and deposits (including utility deposits), or portions thereof, arising out of the Business; and all items which would be included on the balance sheet accounts of Seller or Banshee except for the fact that such items are fully depreciated or expensed;

                  (m) all causes of action, claims, demands, rights and privileges against third parties that relate to the Assets or the Business, including, without limitation, all warranties and guaranties received from vendors, suppliers or manufacturers with respect to the Assets or the Business and causes of action, claims and rights under insurance policies relating to the Assets or the Business;

                  (n) all other intangible rights and assets of Seller and of Banshee that relate to the Business, all goodwill appurtenant to the foregoing Assets and the right to represent to third parties that Buyer is the successor to the Business;

                  (o) all cash and cash equivalents on deposit or credited to the Bank Accounts of Seller and of Banshee immediately prior to the Effective Time; and

                  (p) all rights to indemnification and contribution granted to Seller or to Banshee by any third party to the extent such indemnification rights relate to any of the Assets or Assumed Liabilities.

         2.2 Assets Not Transferred. Notwithstanding anything herein to the contrary, the Assets sold, conveyed, transferred, assigned and delivered to Buyer pursuant to Section 2.1 shall not include the Excluded Assets.

         2.3 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume as of the Closing, the following liabilities and obligations of Seller and of Banshee (collectively, the "Assumed Liabilities"):

                  (a) any trade payable reflected on the Closing Balance Sheet; and

                  (b) all of Seller's or Banshee's obligations to be performed in the ordinary course of business and consistent with past practice after the Closing Date pursuant to the express terms of the Seller Contracts included in the Assets, and bonus payments not to exceed $172,634 in the aggregate payable to Transferred Employees; it being expressly understood and agreed, however, that (i) in no event shall Buyer assume or otherwise be bound by or responsible for (x) any liability, duty or obligation of Seller or of Banshee under any Indebtedness Contract or of any Seller Contract which is in excess or more burdensome than disclosed in writing to Buyer prior to the execution hereof (which disclosure may be made by delivery to Buyer of true and complete copies of the Seller Contracts and all amendments thereto), or which is incurred by Seller or Banshee after the date hereof in violation of this Agreement; (y) any amount payable (including fines, penalties, premiums and interest) to any Person under any of the Seller Contracts relating solely to periods on or prior to the Closing Date or to goods delivered or services rendered or performed prior to the Closing Date, unless reflected as a current liability on the Closing Balance Sheet and then only to the extent reflected on the Closing Balance Sheet, or (z) any liability, duty or obligation arising out of a breach, violation or default by Seller or Banshee of or under, or any failure of the Business or the Assets to be in compliance with the requirements of, any Seller Contract, prior to the Closing Date (including any event, fact or circumstance existing or occurring as of or prior to the Closing that, with the passage of time or the giving of notice, or both, may become such a breach, violation, default or failure to comply); and (ii) Buyer may elect not to assume Seller's or Banshee's obligations under any Seller Contract which can be terminated without penalty or cost to Seller or Banshee prior to or as of the Closing, provided Buyer gives Seller written notice as provided below and cooperates with Seller as may be reasonably required to effect such termination, and further provided that all parties to such Seller Contract consent to such termination in writing. Any election of Buyer not to assume any Seller Contract pursuant to clause (ii) of this Section 2.3 shall be made by written notice to Seller at least 2 days prior to the Closing.

         2.4 Liabilities Not Assumed. Notwithstanding anything herein to the contrary, Buyer shall not assume or otherwise be bound by or responsible or liable for any Excluded Liabilities.

         2.5      Payment of Purchase Price; Closing Deliveries.

                  (a) At the Closing, in full consideration for the transfer (inclusive of all applicable value-added and withholding taxes with respect thereto) of the Assets pursuant to Section 2.1, Buyer shall assume the Assumed Liabilities as provided in Section 2.3, and shall purchase the Assets for an aggregate purchase price (the "Net Purchase Price") equal to the amount determined as follows (i) Ten Million Dollars ($10,000,000), (ii) reduced by the Loan Amount, and (iii) increased or decreased (as applicable) by the Closing Adjustment Amount, pursuant to Section 2.6.

                  (b) The Net Purchase Price shall be payable in (i) an amount of cash equal to the product of (x) the Net Purchase Price and (y) .20 (the "Cash Consideration"); and (ii) a number of whole OpenTV Class A Shares equal to the number determined by dividing the Stock Consideration Value by the Average Market Price and rounding the resultant number to the nearest integer (with one-half of a share being rounded up) (the "Stock Consideration").

                  (c) At the Closing, Buyer will pay the Net Purchase Price by making the following deliveries of the Cash Consideration and the Stock
Consideration:

                           (i)      The Cash Consideration shall be paid as
                                    follows:

                                    (A)      to the Escrow Agent, an aggregate
                                             amount (the "Cash Escrow Amount")
                                             equal to the greater of (x) 20% of
                                             the Cash Consideration, and (y)
                                             $300,000, by wire transfer of
                                             immediately available funds to an
                                             account designated by the Escrow
                                             Agent; and

                                    (B)      to Seller, an aggregate amount
                                             equal to the difference between (x)
                                             the Cash Consideration and (y) the
                                             Cash Escrow Amount, by wire
                                             transfer of immediately available
                                             funds to an account designated in
                                             writing by Seller at least two
                                             Business Days prior to the Closing
                                             Date.

                           (ii) The Stock Consideration shall be paid as follows:

                                    (A)      to the Escrow Agent, share
                                             certificates (accompanied by stock
                                             powers or other appropriate share
                                             transfer documents, duly executed
                                             in blank) representing a number of
                                             whole OpenTV Class A Shares having
                                             an aggregate Average Market Price
                                             equal to the greater of (x) 20% of
                                             the Stock Consideration Value, and
                                             (y) $1,200,000 (such greater amount
                                             being hereinafter referred to as
                                             the "Stock Escrow Value"); and

                                    (B)      to Seller, share certificates
                                             (accompanied by stock powers or
                                             other appropriate share transfer
                                             documents, duly
                                             executed in blank) representing a
                                             number of whole OpenTV Class A
                                             Shares having an aggregate Average
                                             Market Price equal to the
                                             difference between (x) the Stock
                                             Consideration Value, and (y) the
                                             Stock Escrow Value.

                  (d) At the Closing, Buyer will deliver the Escrow Funds (as defined in the Liquidity Escrow Agreement) to the Escrow Agent under the Liquidity Agreement, pursuant to the terms of the Liquidity Agreement and the Liquidity Escrow Agreement.

                  (e) At the Closing, Seller shall deliver or cause to be delivered to Buyer (i) the Bill of Sale and Assignment Agreements duly executed by Seller and by Banshee as applicable, (ii) the Escrow Agreement duly executed by Seller, (iii) the Liquidity Agreement duly executed by Seller, (iv) the Liquidity Escrow Agreement duly executed by Seller, (v) the Employee Proprietary Information and Inventions Agreement duly executed by each Transferred Employee,
(vi) share certificates representing all of the issued and outstanding share capital of each of the Sold Subsidiaries, in each case accompanied by stock powers or other appropriate share transfer documents, duly executed in blank,
(vii) the evidence contemplated by Section 3.1(c), (viii) the certificates contemplated by Section 3.1(a), (ix) the opinion referred to in Section 3.1(e),
(x) duly executed resignations or terminations of engagement of the officers and directors of each of the Sold Subsidiaries, (xi) the Records, (xii) powers of attorney in favor of Buyer, duly executed by Seller as a deed pursuant to which Buyer shall be empowered to exercise the votes attaching to the shares of the Sold Subsidiaries pending registration of such shares in each Sold Subsidiary's register of members in the name of Buyer or its designated Affiliate or nominee,
(xiii) the corporate seal (if any), certificate of incorporation (and any certificate of incorporation on change of name), and complete, up to date and accurate statutory registers, minute books and share certificate books of each Sold Subsidiary, and (xiv) such other instruments of transfer and documents (including assignments of the Intellectual Property in form suitable for recording and together with any powers of attorney necessary to make the recording effective) as Buyer may reasonably request. At the Closing, Buyer shall deliver to Seller (i) the certificates contemplated by Section 3.2(a),
(ii) the Escrow Agreement duly executed by Buyer, (iii) the Liquidity Agreement duly executed by Buyer, (iv) the Liquidity Escrow Agreement duly executed by Buyer, and (v) such other instruments of assumption and documents as Seller may reasonably request.

         2.6 Closing Adjustment Amount. The Closing Adjustment Amount shall be equal to the Estimated Net Working Capital and, if the Estimated Net Working Capital is (i) greater than zero, the Closing Adjustment Amount will increase the Net Purchase Price, (ii) less than zero, the Closing Adjustment Amount will decrease the Net Purchase Price, or (iii) zero, the Closing Adjustment Amount will have no effect on the Net Purchase Price.

         2.7      Calculation of Net Purchase Price; Post-Closing Adjustment.

                  (a) Not less than two Business Days prior to the Closing Date, Seller shall deliver to Buyer a balance sheet of the Business, including Seller and its Subsidiaries (including Banshee), prepared on a pro forma basis as of the Calculation Date (the "Pre-Closing Balance Sheet"), together with a certificate (the "Pre-Closing Balance Sheet Certificate") executed by

Seller's chief financial officer, setting forth Seller's calculation of the Estimated Net Working Capital and certifying that the information contained in the Pre-Closing Balance Sheet has been prepared in good faith in accordance with IFRS, applied on a basis consistent with the December 31 Balance Sheet, except for the adjustments and as otherwise set forth on Schedule 2.7, and such information is complete and accurate in all respects. The Pre-Closing Balance Sheet and the Pre-Closing Balance Sheet Certificate shall be delivered together with such detailed reports, work papers and other supporting data as may be reasonably requested by Buyer in order to verify the information set forth in the Pre-Closing Balance Sheet. Buyer's Representatives shall be entitled to review such supporting data and shall have full access to all books, records and other documents used in the preparation of the Pre-Closing Balance Sheet and in any adjustments thereto prior to the Closing Date. If Buyer in good faith disputes the accuracy of the matters set forth in the Pre-Closing Balance Sheet or the Pre-Closing Balance Sheet Certificate, and Buyer and Seller, each acting in good faith, are unable to resolve such dispute prior to the scheduled Closing Date, then (subject to the last sentence of this Section 2.7(a)) the Closing shall proceed as scheduled. For purposes of the Closing but without prejudice to Buyer's rights under Section 2.7(b), the Net Purchase Price shall be calculated in accordance with Section 2.5(a) based on the Estimated Net Working Capital as set forth in the Pre-Closing Balance Sheet Certificate (as the same may have been adjusted pursuant to any resolution reached between Seller and Buyer as contemplated by the immediately preceding sentence). Notwithstanding the foregoing, if (i) the aggregate amount of all items disputed by Buyer on the Pre-Closing Balance Sheet exceeds $200,000, or (ii) the Estimated Net Working Capital as reflected on the Pre-Closing Balance Sheet Certificate would result in a Net Purchase Price of less than $8,000,000, then Buyer shall not be obligated to proceed with the Closing and shall have the right to terminate this Agreement without prejudice to its rights or the rights of Seller described in
Section 11.2.

                  (b) As promptly as practical, but in any event within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a balance sheet of the Business, including Seller and its Subsidiaries (including Banshee), as of the close of business on the Calculation Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with IFRS applied on a basis consistent with the December 31 Balance Sheet, except for the adjustments and as otherwise set forth on Schedule 2.7 and except that the methodology agreed upon by Buyer and Seller for calculating Estimated Net Working Capital shall be the same methodology used to calculate Closing Net Working Capital. Each party shall provide the other party and its Representatives with reasonable access to books and records and relevant personnel during the preparation of the Closing Balance Sheet and the resolution of any disputes that may arise under this Section 2.7.

                  (c) If Seller disagrees with the determination of the Closing Net Working Capital as shown on the Closing Balance Sheet, Seller shall notify Buyer in writing of such disagreement within forty-five (45) days after delivery of the Closing Balance Sheet, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement. After the end of such 45-day period, Seller may not introduce additional disagreements with respect to the determination of the Closing Net Working Capital or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Seller and will be final and binding upon the parties. During the 45-day period of their review, Seller and its Representatives shall have reasonable access to any documents, schedules or work papers used in the preparation of the Closing Balance Sheet and to any personnel of Buyer who participated in the preparation of the Pre-Closing Balance Sheet or Closing Balance Sheet. Buyer and Seller agree to negotiate in good faith to resolve any such disagreement with respect to the Closing Net Working Capital.

                  (d) If Buyer and Seller are unable to resolve all disagreements properly identified by Seller pursuant to Section 2.7(c) within forty-five (45) days after delivery to Buyer of written notice of such disagreement, then such disagreements shall be submitted for final and binding resolution to Deloitte & Touche, LLP or, if such firm should decline such engagement, such other internationally recognized accounting firm as Buyer and Seller shall mutually agree (the "Accounting Arbitrator"). The Accounting Arbitrator so selected will consider only those items and amounts set forth in the Closing Balance Sheet as to which Buyer and Seller have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of the Agreement. The Accounting Arbitrator shall be instructed to deliver to Buyer and Seller, as promptly as practical and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of the Agreement. The determination of the Accounting Arbitrator shall be final and binding upon Buyer and Seller. The fees, expenses and costs of the Accounting Arbitrator shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of such disputed items so submitted to the Accounting Arbitrator that is unsuccessfully disputed by each party (as finally determined by the Accounting Arbitrator) bears to the total amount of such items so submitted.

                  (e) The Closing Net Working Capital shall be deemed final for the purposes of this Section 2.7 and Section 6.14, upon the earliest of (i) the failure of Seller to notify Buyer of a dispute within 45 days of Buyer's delivery of the Closing Balance Sheet to Seller, (ii) the resolution of all disputes with respect to the Closing Net Working Capital, pursuant to Section 2.7(c), by Buyer and Seller, and (iii) the resolution of all disputes, pursuant to Section 2.7(d), by the Accounting Arbitrator.

                  (f) If the Closing Net Working Capital as finally determined on the Closing Balance Sheet in accordance with this Section 2.7 is (i) greater than the Estimated Net Working Capital, then the Net Purchase Price shall be increased by the amount of such excess (the "Underpayment Adjustment"), or (ii) less than the Estimated Net Working Capital, then the Net Purchase Price shall be decreased by the amount of such deficit (the "Overpayment Adjustment").

                  (g) Within five Business Days after the final determination of any adjustment pursuant to Section 2.7(f), payment shall be made as follows:

                           (i)      In the event an Underpayment Adjustment is
to be made, then Buyer shall pay the aggregate amount of such Underpayment Adjustment in the form of OpenTV Class A Shares, valued at the Average Market Price. Buyer shall (A) deliver OpenTV Class A Shares having an aggregate value equal to 80% of the Underpayment Adjustment to Seller, (B) deposit OpenTV Class A Shares having an aggregate value equal to 20% of the Underpayment

Adjustment with the Escrow Agent to be held in escrow pursuant to the Escrow Agreement, and (C) deposit cash in an amount equal to the Underpayment Adjustment with the Liquidity Escrow Agent to be held in escrow pursuant to the Liquidity Escrow Agreement.

                           (ii)     In the event an Overpayment Adjustment is to
made, then Seller shall pay to Buyer the aggregate amount of such Overpayment Adjustment in the form of OpenTV Class A Shares, valued at the Average Market Price. Seller shall (A) deliver OpenTV Class A Shares having an aggregate value equal to 80% of the Overpayment Adjustment to Buyer, (B) instruct the Escrow Agent to release to Buyer, pursuant to the Escrow Agreement, such number of OpenTV Class A Shares having an aggregate value equal to 20% of the Overpayment Adjustment, and (C) instruct the Liquidity Escrow Agent to release to Buyer, pursuant to the Liquidity Escrow Agreement, cash in an amount equal to the Overpayment Adjustment.

                           (iii)    Notwithstanding the provisions of Section
2.7(g)(ii) above, in the event the release of OpenTV Class A Shares by the Escrow Agent in connection with an Overpayment Adjustment would cause the aggregate value of the cash and OpenTV Class A Shares (valued at the Average Market Price) remaining on deposit with the Escrow Agent to be less than $1,500,000, then Seller shall instruct the Escrow Agent to release only such number of OpenTV Class A Shares which would not cause the aggregate value of the cash and OpenTV Class A Shares (valued at the Average Market Price) remaining on deposit with the Escrow Agent to be less than $1,500,000, and Seller shall satisfy any deficit of such Overpayment Adjustment by delivering to Buyer a number of OpenTV Class A Shares having an aggregate Average Market Price equal to the amount of such deficit.

                           (iv)     Any cash payment made pursuant to clause (i)
or (ii) of this Section 2.7(g) shall be made by wire transfer of immediately available funds to an account designated by the party entitled to such payment, together with interest on such amount from the Closing Date to the date of such payment thereof, at the rate of 4.75% per annum.

         2.8 Closing. The closing (the "Closing") of the purchase and sale of the Assets and the assumption of the Assumed Liabilities shall be held at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York at 10:00 a.m. on August 15, 2003, or at such other time and location as the parties may mutually agree. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." The Closing will be deemed effective at 12:01 a.m. on the Closing Date (the "Effective Time").

         2.9 Tax Allocation. For all Tax purposes, the allocation of the amount of the Net Purchase Price shall be in accordance with Schedule 2.9.

         2.10 Transfer Taxes. Buyer and Seller shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax returns relating to the purchase and sale of the Assets. Seller shall bear, and to the extent permitted by law shall pay, all such transfer Taxes, including any penalties, interest and additives to tax, incurred in connection with the purchase and sale of the Assets, and Seller shall reimburse Buyer for any transfer Taxes paid by Buyer within five (5) days of Buyer's written request. Such Tax returns shall be prepared in a manner that is consistent with the allocation of the Net Purchase Price and Assumed Liabilities contemplated by Schedule 2.9.

                                   ARTICLE III

                              CONDITIONS TO CLOSING

         3.1 Buyer's Obligation. The obligations of Buyer to purchase and pay for the Assets are subject to the satisfaction (or waiver by Buyer) as of the Closing of each of the following conditions:

                  (a) The representations and warranties of Seller made in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Seller made in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and (except to the extent such representations and warranties speak as of a specific earlier date) on and as of the Closing, as though made on and as of the Closing Date, and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing; and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

                  (b) On the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or other Governmental Authority of competent jurisdiction setting aside or modifying any authorization of the Transactions contemplated hereby or by any of the other Transaction Documents, any approvals or consents required hereunder or directing that the Transactions provided for herein or in any of the other Transaction Documents not be consummated in the manner provided herein or therein or imposing damages against Buyer, any Affiliate of Buyer, any of the Assets or the Business in connection therewith if the Closing were to occur or enjoining or preventing or imposing material limitations on the subsequent operation of the Business or ownership of the Assets by Buyer or any Affiliate of Buyer (including, after the Closing, the Sold Subsidiaries) or requiring Buyer, any of its Affiliates (including, after the Closing, the Sold Subsidiaries) to divest itself of any of the Assets or its own assets, and prior to the Closing Date, no Proceeding shall have been commenced and be pending, or be threatened, with respect to any such authorizations, approvals, or consents or which seeks any such relief, which Proceeding Buyer, in good faith, believes makes it undesirable or inadvisable to consummate such transactions.

                  (c) Buyer shall have received evidence that such licenses, permits, consents, waivers, notifications, approvals, authorizations, qualifications and orders of and filings with Governmental Authorities and parties to Contracts as are required to be delivered on or prior to the Closing Date in connection with the consummation of the Transactions (including, without limitation, all consents, approvals and filings listed on Schedules 4.5(b), (c) and (d) which are required to be delivered on or prior to the Closing Date) have been obtained or made and are in full force and effect.

                  (d) Since the date hereof, there shall not have been any Material Adverse Effect.

                  (e) Buyer shall have received an opinion from legal counsel to Seller, in the form attached hereto as Exhibit 3.1(e).

                  (f) The Sky Fixed Odds Agreement shall be in full force and effect on the Closing Date.

                  (g) The service known as "Play Monte Carlo," offered by Seller and/or any Sold Subsidiary, shall have been continuously available to customers and fully functional for the acceptance of wagers on the Sky service, during the period commencing on or before May 15, 2003 and continuing through the Closing Date.

                  (h) 4G Casino shall be operating under a valid gaming license from the Kanawakee Indian reservation in Canada, such license shall be in full force and effect on the Closing Date, and such license shall not be nullified, voided or adversely impacted by any circumstance or event, including the consummation of the Transactions.

                  (i) Each individual named on Schedule 3.1(i) (a "Transferred Employee") shall have executed an employment agreement with Buyer or an Affiliate of Buyer, in the form attached hereto as Exhibit C (an "Employment Agreement"), and such agreements shall contain such terms and conditions as Buyer shall reasonably request.

                  (j) Each individual named on Schedule 3.1(j) shall have executed an Employee Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit D (the "Employee Proprietary Information and Inventions Agreement").

                  (k) All corporate actions necessary to authorize (i) the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents and (ii) the consummation of the Transactions contemplated hereby and thereby, shall have been duly and validly taken by Seller and Banshee and shall be in full force and effect. All such actions and all other actions, proceedings, instruments and documents required to carry out the Transactions contemplated hereby shall have been reasonably satisfactory to and approved by counsel for Buyer and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings.

                  (l) Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Liquidity Escrow Agreement.

                  (m) Seller shall have executed and delivered the Liquidity Agreement.

                  (n) Seller and Banshee shall have executed and delivered to Buyer the Bills of Sale and Assignment Agreement which shall include, among other things, assignment of the Contracts listed on Schedule 3.1(n) by Seller or Banshee, as applicable.

                  (o) Seller and/or Banshee, as applicable, shall have delivered to Buyer such termination and release agreements, in such form and substance as is satisfactory to Buyer, for the termination of the Contracts listed on Schedule 3.1(o), duly executed by the parties to such Contracts.

                  (p) Seller shall have delivered to Buyer, with respect to Seller, Banshee and each Sold Subsidiary, a certificate of good standing under the laws of its respective jurisdiction of incorporation (if such concept of good standing is recognized in such jurisdiction), each dated as of the Closing Date.

                  (q) Seller shall have executed and delivered to Buyer an assignment, transfer and release agreement in the form attached hereto as Exhibit E (the "Patent Assignment Agreement"), for the assignment and transfer to Buyer or any Person designated by Buyer of all right, title and interest in and to the inventions disclosed in U.S. Patent Application No. 09/883.937, dated June 20, 2001.

                  (r) Michael Lobel shall have executed and delivered to Buyer such assignment, transfer and release agreement and other documentation in such form and substance as is satisfactory to Buyer for the assignment and transfer to Buyer or any Sold Subsidiary designated by Buyer of all right, title and interest in and to all domain names registered to Michael Lobel which are used in or related to the Business.

                  (s) Seller shall have executed and delivered to Buyer such assignment, transfer and release agreement and other documentation in such form and substance as is satisfactory to Buyer for the assignment and transfer to Buyer or any Sold Subsidiary designated by Buyer of all trademarks, service marks, trade names and brand names used in the Business, including without limitation "TOTOPOOLS," "4GCasino," "Play Monte Carlo," "Banshee" and "BettingCorp."

                  (t) Seller or Banshee shall have obtained extensions of, or replacements for, all insurance policies in effect prior to the Closing Date which shall expire or terminate on or before the Closing Date, relating to the Assets, the Sold Subsidiaries or the Assumed Liabilities, and such insurance policies shall be in full force and effect through the close of business on the Closing Date and shall have stated expiration or termination dates that are no earlier than the second Business Day following the Closing Date.

                  (u) Seller shall have delivered to Buyer all items to be delivered by Seller, Banshee and/or any Sold Subsidiary at the Closing pursuant to Section 2.5(e).

                  (v) Each charge or security interest over any of the assets of any of Seller, Banshee or the Sold Subsidiaries (other than those held by Stripe) shall have been released and terminated, and Seller shall have delivered evidence of such release and termination to Buyer in such form as is reasonably satisfactory to Buyer.

                  (w) Seller shall have delivered evidence to Buyer that the client of record of each Sold Subsidiary (other than BettingCorp UK) shall have been changed to a person designated two days prior to the Closing by Buyer.

         3.2 Seller's Obligation. The obligation of Seller to sell and deliver the Assets to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of each of the following conditions:

                  (a) The representations and warranties of Buyer made in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Buyer made in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and (except to the extent such representations and warranties speak as of a specific earlier date) on and as of the Closing, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

                  (b) No injunction or order shall have been granted by any court or other Governmental Authority of competent jurisdiction that would prohibit the Transactions or that would impose damages as a result thereof and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the Transactions substantially on the terms contemplated hereby.

                  (c) Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Liquidity Escrow Agreement.

                  (d) Buyer shall have executed and delivered the Liquidity Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  To induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer as follows:

         4.1      Organization and Qualification.

                  (a) Except as set forth on Schedule 4.1(a), Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (iii), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Except as set forth on Schedule 4.1(b), Banshee (i) is a corporation duly organized and validly existing under the laws of Israel, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (iii), in such jurisdictions where the failure to be so duly qualified or licensed has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  (c) Each Sold Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties at the places currently located and in the manner currently used and operated and to carry on its business as now being conducted. Except as set forth on Schedule 4.1(c), each Sold Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Seller has delivered to Buyer true and complete copies of the charter and bylaws or other similar organizational documents of each Sold Subsidiary in effect on the date hereof. No corporate action has been taken with respect to any amendment to the charter or bylaws or other similar organizational documents of any Sold Subsidiary (except for any such amendments that have become effective and are reflected in the copies of the charter and bylaws or other similar organizational documents of such Sold Subsidiary delivered by Seller to Buyer as described in the preceding sentence) and no such corporate action is currently proposed. The minute books of each Sold Subsidiary, true and complete copies of which have been delivered to Buyer, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders of each Sold Subsidiary since January 1, 2000 and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings.

         4.2 Authorization and Validity of Agreement. Seller has all requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to be entered into by it and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to be entered into by it and the consummation by it of the Transactions has been duly authorized by its Board of Directors and by its members or shareholders, and, no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or any of the Transaction Documents to be entered into by it and the consummation by it of the Transactions. This Agreement has been, and each of the Transaction Documents to be entered into by Seller at or prior to the Closing will be, duly executed and delivered by Seller and is, or when so executed and delivered will be, a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 Share Capital. (a) The authorized, issued and outstanding share capital of each of the Sold Subsidiaries is set forth in Schedule 4.3. All the outstanding shares of each of the Sold Subsidiaries are duly authorized, validly issued, fully paid and non-assessable. Except for the Transactions (i) there are no shares of any of the Sold Subsidiaries authorized, issued or outstanding, (ii) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of any of the Sold Subsidiaries, obligating any Sold Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares or other equity interest in it or any other Sold Subsidiary or securities convertible into or exercisable or exchangeable for such shares or equity interests, or obligating any Sold Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding Contractual Obligations of any Sold Subsidiary to repurchase, redeem or otherwise acquire any share capital of any of the Sold Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (b) Seller owns, of record and beneficially, 100% of the issued and outstanding share capital of Banshee and of each Sold Subsidiary, and at Closing Seller will transfer and deliver to Buyer 100% of the issued and outstanding share capital of each Sold Subsidiary, free from all Liens, including the rights associated therewith, including without limitation the rights to receive all dividends and other distributions declared, paid or made at or after Closing.

                  (c) After giving effect to the Transactions, Buyer will have good title to, and record and beneficial ownership, of 100% of the issued and outstanding shares of capital stock of each Sold Subsidiary free and clear of all Liens.

         4.4      Equity Investment.

                  (a) Schedule 4.4(a) sets forth: (i) the name of each corporation, partnership, joint venture or other entity (other than the Sold Subsidiaries) in which Seller, Banshee or any Sold Subsidiary has, or pursuant to any agreement has the right to acquire by any means, directly or indirectly, an equity interest or investment and which, in each case, is an Asset; (ii) in the case of each of such Person described in the foregoing clause (i), (x) a listing of the relevant agreement or agreements pursuant to which Seller, Banshee or the applicable Sold Subsidiary has acquired such right or such interest or investment, (y) the jurisdiction of incorporation and (z) the authorized and outstanding capitalization thereof and the percentage of each class of voting capital stock owned, directly or indirectly, by Seller, Banshee or the applicable Sold Subsidiary.

                  (b) Except as set forth in Schedule 4.4(b), Seller's, Banshee's or the applicable Sold Subsidiary's interest (each such interest, an "Equity Interest") in each of the Persons listed on Schedule 4.4(a) which are stated to be owned directly or indirectly by Seller, Banshee or the applicable Sold Subsidiary, are solely and beneficially owned by Seller, Banshee or the applicable Sold Subsidiary free and clear of all Liens. After giving effect to the Transactions, Buyer will have good and marketable title to, and record and beneficial ownership of such interests, free and clear of all Liens.

         4.5 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery by Seller of this Agreement does not, and the performance by Seller of its obligations hereunder and the consummation by it of the Transactions will not:

                  (a) conflict with or violate any Seller Charter Document or the charter, bylaws or similar organizational documents of any Subsidiary of Seller (including the Sold Subsidiaries), or to the knowledge of Seller, any Equity Affiliate of Seller or Banshee;

                  (b) require any consent, approval, order or authorization of or other action by any Governmental Authority (a "Governmental Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Authority (a "Governmental Filing"), in each case on the part of Seller, Banshee or of any Sold Subsidiary, or to the knowledge of Seller, any Equity Affiliate of Seller, Banshee or of any Sold Subsidiary, except for the Governmental Consents and Governmental Filings with foreign, state and local Governmental Authorities described on Schedule 4.5(b).

                  (c) except as described on Schedule 4.5(c), require, on the part of Seller, Banshee or of any Sold Subsidiary, or to the knowledge of Seller, any Equity Affiliate of Seller, Banshee or of any Sold Subsidiary, any consent by or approval or authorization of (a "Contract Consent") or notice to (a "Contract Notice") any other Person (other than a Governmental Authority), whether under any License, Permit or other Business Contract or otherwise;

                  (d) assuming that the Contract Consents and Contract Notices described in Schedule 4.5(c) are obtained and given, conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by, or the impairment, loss or forfeiture of any material benefit, rights or privileges under, or the creation of a Lien or restriction on any properties or assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), any Business Contract, or to the knowledge of Seller, any Contract related to the Business to which an Equity Affiliate of Seller, Banshee or any Sold Subsidiary is a party, by which Seller, Banshee or any Sold Subsidiary, or to the knowledge of Seller, any Equity Affiliate of a Seller, Banshee or any Sold Subsidiary, or any of their respective assets or properties, is bound or affected or pursuant to which a Seller, Banshee or any Sold Subsidiary, or to the knowledge of Seller, any Equity Affiliate of Seller or Banshee, is entitled to any rights or benefits (including Licenses), except for such Violations that will not, individually or in the aggregate, have a Material Adverse Effect; or

                  (e) assuming that the Governmental Consents and Governmental Filings specified in clause (b) of this Section 4.5 are obtained, made and given, result in a Violation of, under or pursuant to any Law, rule, regulation, order, Judgment or decree applicable to Seller, Banshee or any Sold Subsidiary, or to the knowledge of Seller, any Equity Affiliate of a Seller, Banshee or any Sold Subsidiary, or by which any of their respective properties or assets are bound.

         4.6 No Bankruptcy or Insolvency. None of Seller, Banshee or any Sold Subsidiary has filed any voluntary petition in bankruptcy or been adjudicated bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties. To Seller's knowledge, no court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against any of Seller, Banshee or any Sold Subsidiary seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy act or other debtor relief law, and no other liquidator of Seller, Banshee or any Sold Subsidiary or of all or any substantial part of their respective assets or properties has been appointed.

         4.7      Financial Statements; Absence of Changes.

                  (a) Schedule 4.7 contains a true and complete copy of the following:

                           (i)      the audited consolidated balance sheet of
Seller and its consolidated Subsidiaries at December 31, 2002 and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended, including in each case the notes and schedules thereto, together with the report thereon of BDO Ziv & Haft Israel, independent certified public accountants (the "2002 Financial Statements");

                           (ii)     the consolidated balance sheet of Seller and
its consolidated Subsidiaries at December 31, 2001 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended, prepared on a comparative basis with the audited consolidated balance sheet of Seller and its consolidated Subsidiaries at December 31, 2002 and the related consolidated statements of income, changes in stockholders' equity and cash flows for 2002, including in each case the notes and schedules thereto, together with the report thereon of BDO Ziv & Haft Israel, independent certified public accountants (the "2001 Financial Statements"); and

                           (iii)    an unaudited consolidated balance sheet of
Seller and its consolidated Subsidiaries at June 30, 2003 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three-month period then ended (the "Unaudited Financial Statements"), certified by Seller's chief financial officer.

The financial statements described in the foregoing clauses (i), (ii) and (iii) are collectively referred to herein as the "Financial Statements." The consolidated balance sheet of Seller and its consolidated Subsidiaries as of December 31, 2002 included in the 2002 Financial Statements is hereinafter referred to as the "December 31 Balance Sheet." The consolidated balance sheet of Seller and its consolidated Subsidiaries included in the Unaudited Financial Statements is hereinafter referred to as the "June 30 Balance Sheet." Except as set forth on Schedule 4.7(a), the Financial Statements were prepared in accordance with the books and records of Seller and its Subsidiaries (including Banshee and the Sold Subsidiaries) and include all assets and liabilities required by IFRS applied on a consistent basis to be included therein, have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes or schedules thereto) and each balance sheet included therein presents fairly the financial position of Seller and its consolidated Subsidiaries at and as of the date thereof, and each statement of income included therein presents fairly the results of operations of Seller and its consolidated Subsidiaries for the period covered thereby. The books of account and records of Seller, Banshee and the Sold Subsidiaries are true and complete in all material respects and fairly reflect all the material properties, assets, liabilities and transactions of Seller, Banshee or such Sold Subsidiary, as the case may be, in accordance with IFRS consistently applied. All fees, charges, costs and expenses of any nature whatsoever (including, without limitation, insurance premiums, reorganization or restructuring costs, utility charges, office, maintenance, labor, and income, property, payroll and other taxes) associated with the ownership, leasing, operation, maintenance and management of the Business and the Assets have been in all material respects fully and properly charged and reflected in the books and records of Seller, Banshee and/or the Sold Subsidiaries and in the Financial Statements, and such books and records and Financial Statements do not, because of the provision of services or the bearing of costs and expenses by any other Person or for any other reason, understate in any material respect the true costs and expenses of conducting the Business.

                  (b) Absence of Changes. Except as set forth on Schedule 4.7(b), since December 31, 2002, the Business has been operated in the ordinary course and consistent with past practice, and (i) there has not been any Material Adverse Effect, and (ii) Seller has no knowledge of any development of a nature that, so far as Seller can foresee, might reasonably be expected to result in an adverse change in the Assets, the Assumed Liabilities, or the condition (financial or otherwise), results of operations or prospects of the Business, other than changes in the ordinary course of business, none of which has been or will be (individually or in the aggregate) materially adverse.

                  (c) Absence of Undisclosed Liabilities. Except for liabilities and obligations incurred in the ordinary course of business since December 31, 2002, or as disclosed on Schedule 4.7(c), none of Seller, Banshee nor any Sold Subsidiary has any material liabilities or obligations of any kind (absolute, accrued, unaccrued, matured, unmatured, contingent or otherwise) which are not fully reflected or reserved against in the December 31 Balance Sheet.

                  (d) Schedule 4.7(d) sets forth a correct and complete list of all of the bank accounts (the "Bank Accounts") of Seller, Banshee, the Sold Subsidiaries or any of their Affiliates utilized for the Business.

         4.8      Taxes.

                  (a) Except as disclosed on Schedule 4.8(a),

                           (i)      each of Seller and Banshee has prepared in
accordance with applicable law and timely filed (taking into account any applicable extension of time therefor) all Tax Returns that it is required to file, such Tax Returns are accurate and complete in all respects, and each of Seller and Banshee has paid or has caused to be paid any Tax that is shown to be due on any such Tax Return;

                           (ii)     each Sold Subsidiary has prepared in
accordance with applicable law and timely filed (taking into account any applicable extension of time therefor) all Tax Returns that it is required to file, such Tax Returns are accurate and complete in all respects, and each Sold Subsidiary has paid, or has caused to be paid, any Tax that is shown to be due on any such Tax Return;

                           (iii)    no Asset and no asset of a Sold Subsidiary
is subject to any Lien for Taxes;

                           (iv)     no Governmental Authority has asserted in
writing, or to the best of the knowledge of Seller is threatening to assert, any claim or deficiency for Taxes against Seller or Banshee, or against any of the Sold Subsidiaries, and no proceeding has been commenced or is threatened in respect of any such claim;

                           (v)      none of Seller, Banshee nor any Sold
Subsidiary has granted any extension or waiver of a statute of limitation with respect to the assessment of Tax which waiver or extension currently remains in effect;

                           (vi)     each of Seller, Banshee and each Sold
Subsidiary has withheld and paid all Taxes required to have been withheld and paid by it (whether in connection with amounts paid or owing to any employee or independent contractor or otherwise);

                           (vii)    since the date of the December 31 Balance
Sheet, none of Seller, Banshee nor any Sold Subsidiary has incurred any Tax other than Taxes that were incurred in the ordinary course of business and are consistent in type and amount with Taxes that Seller, Banshee and each Sold Subsidiary, as the case may be, incurred prior to January 1, 2003;

                           (viii)   none of Seller, Banshee nor any Sold
Subsidiary is, or has ever been liable, for any Tax (or obligated to pay to another Person amounts in respect of that Person's obligation for any Tax) that is imposed upon, or in respect of the property or income of, another Person whether pursuant to applicable law (by reason of being a member of a consolidated group or any other group or otherwise) or by reason or a tax sharing agreement or other agreement;

                           (ix)     Buyer will not become liable for any Tax
that is imposed upon, or in respect of the property or income, of another Person by reason of the Transactions that are to occur at the Closing pursuant to this Agreement;

                           (x)      none of Seller, Banshee nor any Sold
Subsidiary was entitled on or prior to the Closing Date to any treatment for purposes of any Tax for which it was liable that will not be available to Buyer as the acquiror of the Assets and to each Sold Subsidiary, as the case may be, after the Closing Date;

                           (xi)     none of the Sold Subsidiaries (a) is listed
in United States Treas. Reg. Section 301.7701-2(b) as an entity that is always a corporation for United States federal income tax purposes, (b) is by reason of an election that is currently effective pursuant to United States Treas. Reg.
Section 301.7701-3 classified for United States federal income tax purposes as a partnership or an entity that is disregarded or (c) is prevented from making an election pursuant to United States Treas. Reg. Section 301.7701-3 to be classified currently as a partnership or as an entity that is disregarded for United States federal income tax purposes;

                           (xii)    each Sold Subsidiary has paid all betting
duties, gaming duties, general betting duties, pool betting duties, bingo duties, any duties imposed in the UK by the Betting Gaming and Duties Act 1981 and all other duties, levies or taxes (wherever in the world imposed) charged on profits, stakes, winnings or any other amounts received or paid in connection with betting, gaming, wagering, games of skill or games of chance (collectively, "Betting Taxes") that it is required to pay to the extent that such Betting Taxes are due at the date of this Agreement, and each Sold Subsidiary has duly and punctually made all returns and delivered all notices, accounts, returns and other information that it is required to make in connection with any Betting Taxes and all such notices, accounts, returns and information was, when submitted, up to date, complete and accurate;

                           (xiii)   all documents in the possession of each Sold
Subsidiary or to the production of which it is entitled which incur stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped; and

                           (xiv)    each Sold Subsidiary is resident for Tax
purposes in the country in which it was incorporated and will be so resident at Closing and is not and never has been resident for any purpose in any other country and does not have and has never had any permanent establishment in any other country.

                  (b) Schedule 4.8(b) sets forth all clearances and consents obtained from any Tax authority by any Sold Subsidiary, and such clearances and consents were based on full and accurate disclosure of all the facts and circumstances material to the decision of the Tax authority.

         4.9 Assets Other than Real Property Interests. Except as set forth on Schedule 4.9, either Seller, Banshee or the Sold Subsidiaries have, and immediately after the Effective Time, Buyer will have, good and valid, legal and beneficial title to, all of the Assets, in each case, free and clear of all Liens. Seller, Banshee and each Sold Subsidiary is the sole and exclusive owner of all of its assets and property which are Assets, does not use any of the Assets by the consent of any other Person (other than leased or licensed Assets, the consent to the use of which is contained in the applicable Business Contract listed on Schedule 4.9), and, other than pursuant to the express terms of the Business Contracts listed on Schedule 4.9, is not required to and does not make any payments to others with respect thereto. Since December 31, 2002, there has been no material adverse change in the condition of the Assets.

         4.10     Real Property Interests.

                  (a) None of Seller, Banshee nor any Sold Subsidiary owns, directly or indirectly, any fee interest in any real property, pursuant to a Title Document or otherwise. Schedule 4.10(a) sets forth a complete list and accurate description of all Leased Properties and, as to each Leased Property, identifies any leases (each a "Business Lease") relating thereto.

                  (b) Seller has delivered to Buyer correct and complete copies of the Business Leases. Each Business Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Schedule 4.10(b), none of Seller, Banshee nor any Sold Subsidiary is, and to the knowledge of Seller no other party is, in default, violation or breach in any respect under any Business Lease, and to the knowledge of Seller, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, Violation or breach in any respect under any Business Lease. Either Seller, Banshee or a Sold Subsidiary has good and valid title to the leasehold estate under each Business Lease free and clear of all Liens.

         4.11     Intellectual Property.

                  (a) Schedule 4.11 sets forth complete and accurate lists and status of:

                           (i)      all Intellectual Property which Seller
and/or any of its Subsidiaries (including Banshee) own or in which Seller or any of its Subsidiaries (including Banshee) claim or can claim ownership;

                           (ii)     all products, including computer software
commercially sold or licensed by Seller or its Subsidiaries and all types of related services commercially provided by a Seller or its Subsidiaries;

                           (iii)    any material computer software and
applications in development by or owned by Seller or its Subsidiaries;

                           (iv)     in the case of Intellectual Property not
owned by Seller or any of its Subsidiaries, all agreements under which any Intellectual Property is licensed, cross-licensed or sublicensed to Seller or any of its Subsidiaries from others or otherwise permitted by other Persons to exploit, indicating the parties to each such agreement, other than retail "shrinkwrap" or generally available desktop licenses;

                           (v)      all agreements pursuant to which Seller or
any of its Subsidiaries has granted, or has an obligation to grant, any rights in, to or concerning any patents or other Intellectual Property, including agreements that singularly provide or that contain one or more provisions providing with respect to Intellectual Property, assignments, covenants-not-to-sue or assert, licenses (exclusive or nonexclusive) or sublicenses, releases, grant-backs, cross-licenses, confidentiality or escrow arrangements, indemnification, and all settlement, consent or coexistent agreements; and

                           (vi)     all other Intellectual Property (not
identified pursuant to clauses (i)-(v) above) that is material to the Business.

                  (b) Free Title and Liens. Seller, Banshee or a Sold Subsidiary owns exclusively all the Intellectual Property identified and indicated in Sections 4.11(a)(i), (ii) and (iii) above. Except as set forth in Schedule 4.11(b);

                           (i)      with respect to the Intellectual Property
(other than patents, patent applications, or invention disclosure records) owned by Seller, Banshee or any Sold Subsidiary,

Seller, Banshee or the appropriate Sold Subsidiary has good and valid title thereto free and clear of all Liens, or exclusive licenses or cross-licenses or escrow arrangements, or covenants not-to-sue or assert, or any obligations to impose or enter into any of the foregoing;

                           (ii)     with respect to the patents, patent
applications and invention disclosure records owned by Seller, Banshee or any Sold Subsidiary, Seller, Banshee or the appropriate Sold Subsidiary has good and valid title thereto free and clear of (w) any obligations to license (exclusive or nonexclusive), cross-license or sublicense, escrow or assign, or any obligations to grant a covenant-not-to-sue or assert; (x) any Liens or restrictions on title; or (y) any license (exclusive or nonexclusive), sublicense, cross-license, assignment or escrow arrangements or covenants not-to-sue or assert; and

                           (iii)    with respect to all Intellectual Property
held by Seller, Banshee or any Sold Subsidiary under license or sublicense, other than shrink-wrap or generally available desktop licenses, Seller, Banshee or the appropriate Sold Subsidiary has the right to use such Intellectual Property, free from any Lien and not subject to any restrictions, other than as set forth in such license or sublicense agreement.

                  (c) Protection of Intellectual Property. Except as set forth in Schedule 4.11(c):

                           (i)      Seller, Banshee or the appropriate Sold
Subsidiary has taken actions that in its reasonable business judgment, consistent with industry standards for a business of similar size and similar stage of development, are appropriate ("Reasonable Actions") to protect and police its Intellectual Property, including filing the necessary documents with the United States Patent and Trademark Office, or such other filing offices, domestic or foreign, and duly registering with or causing the respective Intellectual Property to be issued by such filing offices; and using all patent, trademark, copyright and other Intellectual Property notices, markings and legends prescribed by law to the extent necessary to protect its interest therein;

                           (ii)     the Intellectual Property rights owned or
controlled by Seller or its Subsidiaries that have been registered, granted or issued by a Governmental Authority are valid and fully enforceable by Seller, Banshee or such Sold Subsidiary; none of the material Intellectual Property rights owned by Seller, Banshee or any Sold Subsidiary or, to the knowledge of Seller, licensed to any of them, has expired, been abandoned or fallen into the public domain, has been canceled or adjudicated invalid, or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting Seller's, Banshee's or such Sold Subsidiary's rights thereto; and neither Seller nor its Subsidiaries has any basis to believe that any pending application for Intellectual Property rights that it owns or controls is unpatentable, unregistrable, or will be invalid or unenforceable upon issuance; and the status and content of the Intellectual Property identified in Schedule 4.11(a)(i) is accurate and complete;

                           (iii)    there are no allegations by any
non-Governmental Authority third party that such Intellectual Property rights owned by Seller, Banshee or any Sold Subsidiary that have been granted or applied for or filed with the relevant Governmental Authorities and that have not been registered, granted or issued by such relevant Governmental Authorities, are not entitled to registration, grant or issuance by the relevant Governmental Authorities; and

                           (iv)     each of Seller, Banshee and each Sold
Subsidiary has complied with and is complying with: (1) its duty of disclosure before the United States Patent and Trademark Office, as defined by the relevant rules and regulations governing such duty, in connection with the prosecution of pending United States patent applications, if any; and (2) any comparable duty of disclosure before other patent offices in countries other than the United States, if any, in connection with the prosecution of patent applications in those countries.

                  (d) Intellectual Property from Employees and Others.

                           (i)      Except as described in Schedule 4.11(d)(i),
the employment policy of each of Seller and Banshee and the employment policies of each Sold Subsidiary require, and at all times in the past have required, that the entire right, title and interest of any and all Intellectual Property conceived, created, invented, authored or developed or caused to be reduced to practice by any employee of Seller, Banshee or such Sold Subsidiary during the term of, and that relates to, such employee's employment with Seller, Banshee or such Sold Subsidiary shall immediately and exclusively vest in Seller, Banshee or such Sold Subsidiary, and each of Seller, Banshee and each Sold Subsidiary has taken Reasonable Actions to generally enforce such employment policies.

                           (ii)     Except for those employees identified in
Schedule 4.11(d)(ii), every current and past employee of Seller, Banshee or any Sold Subsidiary and every individual named or identified as an inventor on any patent applications filed by or to be filed on behalf of Seller, Banshee and/or any Sold Subsidiary, if any, has executed an agreement that sets forth therein a covenant and assignment implementing the policy set forth in clause (d)(i) above.

                           (iii)    Except as described in Schedule
4.11(d)(iii), each of Seller and Banshee and each Sold Subsidiary has a policy (a true and complete description of which is attached to Schedule 4.11(d)(iii)) to obtain, and has obtained, from all technical consultants and technical contractors who contribute, will in the future contribute or have contributed to the creation or the development of Intellectual Property for Seller, Banshee or such Sold Subsidiary, valid written assignments to Seller, Banshee or to such Sold Subsidiary of such consultant's or contractor's rights to any such contribution that Seller, Banshee or such Sold Subsidiary does not, or will not, own by operation of Law, and each of Seller, Banshee and each Sold Subsidiary has generally enforced such policy.

                           (iv)     None of the individuals nor entities
identified in Schedule 4.11(d)(ii) and (iii) has either generated or retained any Intellectual Property listed in Schedule 4.11(a).

                           (v)      For those patents, patent applications,
invention disclosure records and copyrightable materials listed in Schedule 4.11(a)(i) that do not identify Seller, Banshee or any Sold Subsidiary as the assignee, either Seller, Banshee or a Sold Subsidiary has obtained the necessary agreements and/or assignments to vest complete title to such patents, patent applications, invention disclosure records, and copyrightable materials in such Seller or Sold Subsidiary.

                  (e) Trade Secrets. Each of Seller, Banshee and each Sold Subsidiary has taken all reasonable steps to protect and preserve the secrecy, confidentiality and value of all of its trade secrets and confidential information used in the conduct of the Business and there are no unauthorized uses, disclosures or misappropriations of any such trade secret.

                  (f) Intellectual Property Infringement. Except as set forth in
Schedule 4.11(f):

                           (i)      Seller's and its Subsidiaries' products
(including software), related services, or activities associated with the Business, including granting of any licenses or sublicenses, have not and as presently conducted do not, infringe upon or otherwise misappropriate or violate, any intellectual property rights of any other Person;

                           (ii)     there are no claims or suits pending and no
notice (formal or informal) has been received relating to any legal proceedings, licensing offers, or claims, including any indemnification or contribution claims, and, to the knowledge of Seller, no basis exists for any such claim, notice, suit or proceeding:

                                    (x)      alleging that Seller or any of its
Subsidiaries or any of their respective activities associated with the Business, products or services, or the practice of the inventions defined by their issued patents, infringe upon, violate or otherwise constitute an unauthorized use of any other Person's intellectual property, or offering Seller or any of its Subsidiaries a license to any other Person's intellectual property;

                                    (y)      challenging Seller's or any of its
Subsidiaries' ownership of, right to use, or the validity or enforceability of any Intellectual Property it owns or in which it claims ownership, including the Intellectual Property listed in Schedule 4.11(a); or

                                    (z)      contending, with respect to any
agreement entered into by Seller or any of its Subsidiaries, that Seller or any of its Subsidiaries has breached or violated such agreement, that any intellectual property licensed to or used by Seller or any Subsidiaries under such agreements has been violated or is invalid, unenforceable, unpatentable, unregisterable or cancelable, or violates, infringes or misappropriates any other Person's intellectual property, that a party to such agreement intends to cancel, terminate or fail to renew such agreement, or that there exists an event, condition or occurrence that, with the giving of notice or lapse of time, or both, would constitute a breach or default by any party to such agreement;

                           (iii)    neither Seller nor any Subsidiary of Seller
has filed a claim against, provided notice to or taken any other action against any Person claiming the infringement, violation, or unauthorized use by any Person of any Intellectual Property owned by or licensed to Seller or any of its Subsidiaries and, to the knowledge of Seller, no Person is infringing, violating or misappropriating any such Intellectual Property; and

                           (iv)     the execution and delivery of this Agreement
by Seller does not, and, except for the transfer of the Assets to Buyer at the Closing, the consummation of the

Transactions contemplated by this Agreement will not, result in the loss of Seller's or any of its Subsidiaries' rights in any Intellectual Property.

                  (g) Condition of IT Systems.

                           (i)      Except as set forth on Schedule 4.11(g), all
computer, telecommunications, network and peripheral equipment used in connection with the Business, computer programs designed, written, developed or configured by or on behalf of Seller, Banshee or the Sold Subsidiaries which are owned by a third party, computer programs licensed to any of Seller, Banshee or the Sold Subsidiaries, and computer programs designed, written, developed or configured by or on behalf of any of Seller, Banshee or the Sold Subsidiaries (all such items collectively referred to as "IT Systems") are in the possession of Seller, Banshee or the Sold Subsidiaries, and the IT Systems are the only information technology systems that are necessary for the operation of the Business as it is currently conducted.

                           (ii)     Except as set forth on Schedule 4.11(g), no
third party provides any part of the IT Systems under any outsourcing, application service provider, hosting or similar arrangement.

                           (iii)    Except as set forth on Schedule 4.11(g), no
change, replacement, update or development of the IT Systems is underway which would require an expenditure of more than $20,000. Seller or its Subsidiaries have taken Reasonable Actions to maintain and replace the IT Systems. Schedule 4.11(g) sets forth full details of all maintenance and support agreements relating to the IT Systems.

                           (iv)     Except as set forth on Schedule 4.11(g),
there has been no material disruption or interruption to the Business in the 12 months prior to the date of this Agreement due to any failure, bug or breakdown of the IT Systems or any part of them.

                           (v)      Except as set forth on Schedule 4.11(g), all
databases used in the Business are owned by or licensed to Seller, Banshee or the Sold Subsidiaries, and such databases run on the IT Systems.

                           (vi)     Seller or its Subsidiaries have implemented
physical and logical security processes and software that are adequate to protect the IT Systems and any information held on them according to the best practices within the industry standards.

                           (vii)    Seller or its Subsidiaries have implemented
procedures that are adequate to prevent unauthorized access or the introduction of viruses or similar destructive code into the IT Systems in accordance with the best practices within the industry standards.

                           (viii)   The procedures in place for the taking and
storing on-site and off-site of backup copies of software used in the Business and any data held on the IT Systems are consistent with the highest industry standards.

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

                           (ix)     Backup systems and disaster recovery systems
and procedures in place to enable the Business to continue to function without any substantial disruption or interruption in the event of a failure, bug or breakdown of any part of the IT Systems or the destruction, corruption or loss of access to any of the data held on the IT Systems are consistent with the highest industry standards.

                           (x)      Except as set forth on Schedule 4.11(g), no
party is in breach of the terms of any Contract or license relating to the IT Systems, and there are no disputes regarding the operation or performance of the IT Systems.

         4.12 Contracts. Schedule 4.12 sets forth a complete and correct list of each of the following types of Business Contracts:

                  (a) any employment, consulting, agency or severance agreement or arrangement;

                  (b) any employee collective bargaining agreement or other contract with any labor union covering Business Employees;

                  (c) any Contract (including purchase orders) involving the obligation of Seller, Banshee or any Sold Subsidiary to purchase products or services in excess of $5,000, and which is not terminable on 60 days' or less notice;

                  (d) any Contract (including sales orders) involving the obligation of Seller, Banshee or any Sold Subsidiary to deliver products or services with an unfilled order balance and which is not terminable on 60 days' or less notice, other than betting transactions which are described and listed on Schedule 4.12(d);

                  (e) (i) any distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar agreement or arrangement currently in effect, regardless of the amount of commissions payable thereunder, or (ii) any other agreement or arrangement requiring the payment of any commissions;

                  (f) any option or other agreement to purchase or otherwise acquire or sell or otherwise dispose of any interest (including a leasehold interest) in real property;

                  (g) any Contract relating to the licensing or sublicensing (either as licensor or licensee) or purchase or sale of any interest in Intellectual Property, other than shrink-wrapped Intellectual Property;

                  (h) any Contract or arrangement under which Seller, Banshee or any Sold Subsidiary has agreed to indemnify any other Person for an amount that could reasonably exceed $5,000;

                  (i) any Contract, arrangement or commitment to make a capital expenditure or to purchase a capital asset for an amount that could reasonably exceed $5,000, by or on behalf of Seller, Banshee or any Sold Subsidiary;

                  (j) any Contract, arrangement or commitment relating to the location of employees or minimum number of employees to be employed by Seller, Banshee or any Sold Subsidiary;

                  (k) any Contract giving a power of attorney (other than powers of attorney given in the ordinary course of business with respect to routine tax or security matters);

                  (l) any indenture, note, loan or credit agreement, letter of credit, mortgage, security agreement, pledge agreement, deed of trust, bond or other agreement or instrument relating to the borrowing of money or extension of credit or to the direct or indirect guarantee or assumption of the obligations of any Person for borrowed money (each, an "Indebtedness Contract").

                  (m) any Contract or arrangement relating to noncompetition, confidentiality or similar matters;

                  (n) any Contract or arrangement relating to the acquisition of any business or all or any substantial part of the assets of any Person, relating to the disposition of any of the Assets (other than obsolete or immaterial assets in the ordinary course of business) or granting to any Person any preferential rights or any option to purchase or lease any Assets (other than obsolete or immaterial assets in the ordinary course of business) or relating to any other significant transaction which in any such case is not fully performed or pursuant to which any party continues to have rights or liabilities (under indemnity clauses, provisions concerning survival of claims or otherwise) including any open arrangements for third parties to act as finder or broker with respect to any significant transaction;

                  (o) any joint venture, partnership or similar agreements and arrangements involving a sharing of profits or expenses including, without limitation, joint research and development and joint marketing contracts;

                  (p) any lease or similar agreement involving amounts in excess of $5,000 under which (i) Seller, Banshee or any Sold Subsidiary is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person or (ii) Seller, Banshee or any Sold Subsidiary is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it;

                  (q) any agreement or arrangement with Seller or any of its Affiliates (including Banshee) on the one hand, and their respective officers, directors, employees or agents, on the other;

                  (r) any Contract or arrangement extending beyond the end of the current calendar year, which cannot be terminated by Seller, Banshee or a Sold Subsidiary within 90 days or less without cost;

                  (s) any Contract containing a Change of Control Covenant;

                  (t) any MFN Contract;

                  (u) any Contract or arrangement not made in the ordinary course of Business; or

                  (v) all other Contracts not otherwise described in this
Section 4.12, the breach, violation or termination of which would have a Material Adverse Effect.

         Except as disclosed in Schedule 4.12, each Business Contract listed on
Schedule 4.12 (and each subpart thereof) is valid, binding and in full force and effect. Seller, Banshee or the applicable Sold Subsidiary that is party thereto has performed all material obligations required to be performed by it to date under each such Business Contract and is not (or will not be with the giving of notice or passage of time or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any of such Business Contracts is (or will be with the giving of notice or passage of time or both) in breach or default in any material respect thereunder. Seller has made available to Buyer complete and correct copies of each Business Contract listed on Schedule 4.12 (and each subpart thereof). No purchase commitment, if any, included in the Business Contracts is in excess of the normal, ordinary and usual requirements of Seller, Banshee and the Sold Subsidiaries. None of the Assumed Liabilities have been or will be incurred pursuant to any Business Contracts under which material consideration has been or will be required from Seller, Banshee or any Sold Subsidiary without the receipt by Seller, Banshee or such Sold Subsidiary of consideration which is of commensurate value, and none of the Assumed Liabilities have been or will be incurred pursuant to any Business Contracts in which any director, officer, employee, Affiliate or associate of Seller or Banshee has or had any direct or indirect beneficial or other interest in any capacity or in which Seller or Banshee after the Closing will have any such interest.

         4.13 Proceedings and Judgments. Except as set forth in Schedule 4.13, there is no political, legal or administrative action, proceeding, investigation or controversy (hereinafter collectively called "Proceedings") pending or, to Seller's knowledge, threatened against, or otherwise involving Seller, Banshee or any Sold Subsidiary, any of their respective officers, directors, Affiliates or associates, or any of their respective employees or agents in their capacity as such, the Business or the Assets, or the Transactions, nor are there any Judgments outstanding against Seller, Banshee or any Sold Subsidiary, including, without limitation, any such Proceeding or Judgment which does or might (i) result in any modification, termination, suspension, impairment or reformation of any Business Contract or any material right or privilege thereunder, (ii) compel Seller, Banshee or any Sold Subsidiary or the Buyer to make any change in the character, location or use of any of the Assets, (iii) adversely affect the ability of Seller or Banshee to consummate any of the Transactions, or (iv) adversely affect the Assets, the condition of the Business or the unencumbered ownership, use, maintenance or operation of the Assets or the Business by Buyer, or increase the liabilities or obligations assumed by Buyer hereunder.

         4.14     Employee Matters.

                  (a) Schedule 4.14(a) sets forth a complete and correct list of all Seller Plans.

                  (b) Except as set forth on Schedule 4.14(b), each of the Seller Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law.

                  (c) Except as disclosed on Schedule 4.14(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due to any employee of Seller, Banshee or any Sold Subsidiary, (ii) materially increase any benefits otherwise payable under any Seller Plan or
(iii) result in the acceleration of the time of payment or vesting of any material compensation or employee benefits.

                  (d) Schedule 4.14(d) sets forth a true and complete list as of the date hereof of each of the following agreements, arrangements and commitments to which Seller, Banshee or any Sold Subsidiary is a party or by which any of them may be bound (true and complete copies of which have been delivered to Buyer): (i) each employment, consulting, agency or commission agreement not terminable without liability to Seller, Banshee or any of the Sold Subsidiaries upon 60 days' or less prior notice to the employee, consultant or agent; (ii) each agreement with any employee of Seller, Banshee or any Sold Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions); (iii) each agreement with respect to any employee of Seller, Banshee or any Sold Subsidiary providing any term of employment or compensation guarantee extending for a period longer than one year; and (iv) each other agreement or Seller Plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (e) Except as set forth in Schedule 4.14(e), no employee of Seller, Banshee or any Sold Subsidiary will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Seller Plan as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions).

                  (f) Schedule 4.14(f) contains a complete and accurate list of the identities, dates of commencement of employment, engagement or appointment to office, dates of birth, notice periods and basic annual salaries or fees of all Business Employees. None of Seller, Banshee nor any Sold Subsidiary has entered into any commitment, and no such commitment subsists to employ or engage or to have seconded to it, any other person.

                  (g) Schedule 4.14(g) contains complete and accurate details of any outstanding offer of employment or engagement made to any individual by any of Seller, Banshee or Sold Subsidiaries, and no individual has accepted an offer of employment or engagement by any of Seller, Banshee or any Sold Subsidiary who has not yet started his employment or engagement.

                  (h) There are no works councils or staff associations or other employee representatives in place in relation to Seller, Banshee or any of the Sold Subsidiaries.

                  (i) In relation to the Business Employees (and so far as relevant to each of their respective former employees), each of Seller, Banshee and the Sold Subsidiaries has:

                           (i)      complied with all obligations imposed on it
contractually, or by regulations and directives or by any statute, regulation or code of conduct relevant to the relations between it and any or all of its employees and workers or it and any recognized trade union, and with respect to BettingCorp UK Employees, BettingCorp UK has complied in all material respects with all obligations imposed on it by the articles of the Treaty of Rome and the European Commission that are applicable to BettingCorp UK;

                           (ii)     maintained adequate and suitable records
regarding the service of each of its employees and workers;

                           (iii)    complied with all collective agreements,
customs and practices for the time being dealing with relations or the conditions or services of its employees and workers; and

                           (iv)     except as set forth on Schedule 4.14(i)(iv),
complied with all relevant orders and awards made under any applicable legislation affecting the conditions of service of its employees and workers.

                  (j) There are no terms of employment or engagement for any Business Employee which provide that a change in control of any of Seller, Banshee or the Sold Subsidiaries (however change of control may be defined, if at all) shall entitle the employee or worker to treat the change of control as amounting to a breach of contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

                  (k) BettingCorp UK has no obligation to make any payment on redundancy in excess of the statutory redundancy payment, and BettingCorp UK has not operated any discretionary practice of making any such excess payments.

                  (l) No Business Employee is subject to a current disciplinary warning, proceeding or procedure.

                  (m) To the knowledge of Seller, no Business Employee is bound by any restrictive covenant (whether legally binding or not) imposed by any previous employer.

                  (n) To the knowledge of Seller, no act or omission by any of Seller, Banshee or the Sold Subsidiaries in relation to any Business Employee or Former Business Employee or its trade union or worker representatives could give rise to a successful claim against any of Seller, Banshee or the Sold Subsidiaries or the Buyer.

                  (o) Except as set forth on Schedule 4.14(o), Schedule 4.14(a) contains complete and accurate details of any schemes in operation by or in relation to any of Seller, Banshee or the Sold Subsidiaries under which any Business Employee is entitled to any remuneration calculated by reference to the whole or part of the turnover, profits or sales of any of Seller, Banshee or the Sold Subsidiaries, any other form of bonus or commission, any approved share option scheme, share incentive scheme, approved profit sharing scheme, enterprise management incentive scheme, employee share ownership plan or unapproved share scheme under which share benefits are provided, in respect of any Business Employee or Former Business Employee. No other Person provides any such scheme or plan in respect of any Business Employee.

                  (p) No contract of service or contract for services exists between any of Seller, Banshee or any Sold Subsidiaries, on the one hand, and any Business Employee, on the other hand, in relation to which any relevant requirements of section 319 Companies Act 1985 have not been fulfilled.

                  (q) During Seller's, Banshee's and the Sold Subsidiaries' previous and current fiscal years:

                           (i)      (other than as required by law) no change
has been made in the rate of remuneration or the emoluments or pension benefits of any officer, ex-officer or senior executive of Seller, Banshee or any Sold Subsidiary (a senior executive being a person in receipt of remuneration in excess of $50,000 per annum or an equivalent amount);

                           (ii)     no material change has been made in the
terms of employment or engagement of any officer or senior executive of Seller, Banshee or any Sold Subsidiary; and

                           (iii)    except as set forth on Schedule 4.12(q)(iii)
no additional officers or senior executives of Seller, Banshee or any Sold Subsidiary have been appointed.

                  (r) Except as set forth on Schedule 4.14(r), and other than expense reimbursements made in the ordinary course of business, none of Seller, Banshee nor any Sold Subsidiary is bound or accustomed to pay any monies other than in respect of remuneration or emoluments of employment or pension benefits to or for the benefit of any of its employees.

                  (s) Except as set forth on Schedule 4.14(s), no amounts due to or in respect of any past or present employee of any of Seller, Banshee or the Sold Subsidiaries (including all taxes, National Insurance contributions and pensions contributions and any other levies) are in arrears.

                  (t) Except as set forth on Schedule 4.14(t), no proposal, assurance or commitment has been communicated to any employee of any of Seller, Banshee or the Sold Subsidiaries regarding any change to his terms of employment or engagement or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any discretionary arrangement. To Seller's knowledge, no negotiations have commenced.

                  (u) All subsisting contracts of service and all contracts for services with any employee of any of Seller, Banshee or the Sold Subsidiaries are determinable on three months' notice or less without giving rise to a claim for damages or compensation, other than a statutory redundancy payment or statutory compensation for unfair dismissal.

                  (v) No Business Employee:

                           (i)      has given or received a period of notice
terminating his employment or engagement which has not yet expired, except as set forth on Schedule 4.14(v)(i);

                           (ii)     will be entitled to give notice, receive any
payment or benefit, treat himself as redundant or otherwise dismissed, claim for breach of contract or claim to be released from any obligation as a result of this Agreement, except as set forth on Schedule 4.14(v)(ii); or

                           (iii)    has, to the knowledge of Seller, indicated
an intention to terminate his employment or engagement, or is likely to terminate his employment or engagement as a result of this Agreement, except as set forth on Schedule 4.14(v)(iii).

                  (w) To Seller's knowledge, there are no circumstances which might give rise to any claim, dispute, legal proceeding or grievance in connection with any employee matter against any of Seller, Banshee or the Sold Subsidiaries.

                  (x) No inquiry into or investigation of any of Seller, Banshee or the Sold Subsidiaries is pending or has been made or, to the knowledge of Seller, threatened by the Commission for Racial Equality, the Equal Opportunities Commission, any health and safety enforcement body or any other similar authority, and, to the knowledge of Seller, there are no circumstances which might give rise to any such inquiry or investigation.

                  (y) During the year ending on the date of this Agreement, BettingCorp UK has not, and has not been required to give notice of any redundancies to the relevant Secretary of State.

                  (z) There is no actual or, to the knowledge of Seller, threatened protected disclosure under the Public Interest Disclosure Act 1998, and there are no circumstances which might give rise to any such protected disclosure.

                  (aa) To Seller's knowledge, no Business Employee is suffering from any disability (as defined under Part 1 clause 1(1) of the Disability Discrimination At of 1995) which requires or might require any adjustment within the work place pursuant to section 6 of the UK Disability Discrimination Act 1995, or any other legislation applicable to any Business Employee.

                  (bb) To Seller's knowledge, there is no requirement for a work permit in relation to any BettingCorp UK Employee, and the provisions of the Asylum and Immigration Act 1996 have been complied with in respect of every employee of BettingCorp UK.

                  (cc) None of Seller, Banshee nor any Sold Subsidiary has made any loan or advance, or provided any other form of financial assistance, to any past or present employee which is still outstanding.

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

                  (dd) Schedule 4.14(dd) lists all employer's liability and public liability insurance coverage with respect to the activities carried out by it. No claims have been made or are contemplated under such insurance policies.

         4.15     Environmental Matters. Except as disclosed on Schedule 4.15:

                  (a) The Business and the Assets are, and, for five years prior to the Closing Date, have been, in compliance with all applicable Environmental Laws, including permitting requirements, except where any instance of non-compliance would not have a Material Adverse Effect. Schedule 4.15 sets forth a complete and correct list of (A) all permits or licenses involving the Business or the Assets which relate to or were issued under any Environmental Law, and (B) any administrative or judicial settlement agreements or consent decrees which impose any obligations on the Business or the Assets after the Closing under any Environmental Law. Except as disclosed on Schedule 4.15, for five years prior to the Closing Date, none of Seller, Banshee nor any Sold Subsidiary has received written notice of any claim, investigation, demand or notice by any Person alleging non-compliance with or liability under any Environmental Law in respect of the Business or any Asset and, to the knowledge of Seller, none of Seller, Banshee nor any Sold Subsidiary is the subject of any such claim, investigation or demand.

                  (b) Except as disclosed on Schedule 4.15, to the knowledge of Seller, there is no existing contamination by, and there has not been the release of, any Hazardous Material on, at or under any Business Property or Asset, or the release at any third party property of Hazardous Material that originated from any real property covered by a Business Lease.

         4.16     Employee and Labor Relations. Except as set forth on Schedule
4.16:

                  (a) none of Seller, Banshee nor any Sold Subsidiary is a party to or bound by any collective bargaining agreement covering any of the Business Employees or BettingCorp UK Employees and there are no labor unions representing or purporting to represent any of the Business Employees or BettingCorp UK Employees;

                  (b) to the knowledge of Seller, no union organization campaign is in progress with respect to the Business Employees or BettingCorp UK Employees, and no question concerning representation exists respecting such employees;

                  (c) there is no pending, or, to the knowledge of Seller, threatened, grievance, procedure, arbitration or litigation involving any Business Employee, Former Business Employee, or past or present BettingCorp UK Employee; and

                  (d) no charges with respect to or relating to Seller, Banshee or any Sold Subsidiary in respect of the Business are, to the knowledge of Seller, pending before any Governmental Authority responsible for the prevention of unlawful employment practices.

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

         4.17     Compliance With Law; Permits; SSSL Policy.

                  (a) Except as set forth in Schedule 4.17(a), Seller, Banshee and each Sold Subsidiary has complied in all material respects with, and has conducted its business in all material respects so as to comply with, the Laws applicable to the Business or the Assets. None of Seller, Banshee nor any Sold Subsidiary has received any notice alleging any conflict with, violation or breach of or default under any such Law, or has knowledge of, any investigation of any such conflict, violation, breach or default. No claims alleging any conflict with, violation or breach of or default under any Law applicable to the Business or the Assets by Seller, Banshee or any Sold Subsidiary have at any time during the last three years been settled.

                  (b) Except as set forth in Schedule 4.17(b), (i) Seller, Banshee and the Sold Subsidiaries have all Licenses, permits, registrations, orders, approvals, consents and other authorizations of or from all Governmental Authorities and third parties which are necessary in the conduct of the Business as presently being conducted and as presently contemplated to be conducted ("Permits"), (ii) each of Seller and Banshee and each Sold Subsidiary is in compliance in all material respects with all terms and conditions of such Permits, (iii) such Permits are in full force and effect, and (iv) no violations or, to the knowledge of Seller, claimed violations are pending before any Governmental Authority with respect to such Permits.

                  (c) Without limiting the generality of Section 4.17(a) or
Section 4.17(b), Seller hereby represents and warrants that at all times, (i) Seller, Banshee and the Sold Subsidiaries have maintained and implemented a policy and practice to prevent Seller, Banshee, each Sold Subsidiary and their respective Affiliates, from accepting wagers from users of products or services of the Business who are resident in (y) the United States or Japan, and (z) other jurisdictions where Seller has actual knowledge that the use of its products or services is contrary to Law, and (ii) except as disclosed on
Schedule 4.17(c), 4G Casino has at all times been operated under a valid gaming license from the Kanawakee Indian reservation in Canada, and such license is in full force and effect and Seller has no knowledge of any notice of cancellation or challenge to the validity or ownership of such license.

                  (d) All products and services of Seller or any of its Subsidiaries that are carried by Sky are in compliance with the stated policy of Sky Subscribers Services Limited towards fixed-odds games products and gaming on the DTH platform, as published on June 20, 2003.

         4.18     Assets of the Business; Operations of the Business.

                  (a) Except for any Excluded Assets, the Assets comprise all of the properties, assets (including, without limitation, computer software and licenses therefor) and rights of Seller, Banshee and the Sold Subsidiaries used in the conduct of the Business as presently conducted and are adequate to conduct the Business on a basis consistent in all material respects with past practice.

                  (b) Except as set forth in Schedule 4.18(b), (i) Seller has conducted the Business only through Seller, Banshee and the Sold Subsidiaries and not through any other divisions or any direct or indirect subsidiary or Affiliate of Seller (including the Excluded Subsidiaries) and

(ii) no part of the Business is operated by Seller through any entity (including the Excluded Subsidiaries) other than Seller, Banshee and the Sold Subsidiaries.

         4.19 Insurance. Schedule 4.19 contains a complete and correct list and summary description of all policies of property, fire and casualty, product liability, workers' compensation and other forms of insurance owned or held by Seller, Banshee or the Sold Subsidiaries covering the Business or the Assets. Such policies are in full force and effect, and all premiums due thereon have been paid. Except as set forth on Schedule 4.19, each of Seller, Banshee and the Sold Subsidiaries has complied in all material respects with the terms and provisions of such policies. The coverage provided under such policies of insurance is reasonable in scope and amount in light of the risks attendant to the business and activities of the Business. As of the date of this Agreement, Seller is not aware of any occurrence or incident with respect to the Business or the Assets that could reasonably be expected to give rise to a claim for insurance by Seller, Banshee or any Sold Subsidiary under any "claims made" insurance policy that has not been reported to the primary carrier (and, if applicable, excess carrier) issuing any such policy.

         4.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or Banshee, that is or will become an Assumed Liability or will otherwise be payable by Buyer or any of its Affiliates, or any of the Sold Subsidiaries.

         4.21 Effect of Transfer. Neither the sale and transfer of the Assets pursuant to this Agreement, nor Buyer's ownership, possession or use thereof from and after the Closing as a result of such sale and transfer, will result in or be subject to: (i) any Law pertaining to fraudulent conveyances or transfers which might make such sale or transfer or any part thereof ineffective as to creditors of or claimants against Seller or Banshee; or (ii) the imposition of any liability upon Buyer for appraisal rights or any other liability of any nature whatsoever owing to any stockholder or member of Seller or Banshee or any other Person which has not been expressly assumed by Buyer in this Agreement.

         4.22 Territorial Restrictions. Except as set forth on Schedule 4.22, none of Seller, Banshee nor any Sold Subsidiary is restricted by any written agreement or understanding with any other Person from carrying on the Business anywhere in the world. The Buyer, solely as a result of its purchase of the Business from Seller pursuant hereto and the assumption of the Assumed Liabilities, will not thereby become restricted in carrying on any business anywhere in the world.

         4.23     Product Warranties.

                  (a) Buyer has been furnished with complete and correct copies of the standard terms and conditions of sale for each of the Business Products (containing applicable guaranty, warranty and indemnity provisions). Except as required by Law or as set forth on Schedule 4.23(a), no Business Product is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

                  (b) Except as set forth on Schedule 4.23(b), to Seller's knowledge, none of Seller, Banshee nor any Sold Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any Business Product sold, designed, rendered or produced prior to the Closing by Seller, Banshee or any Sold Subsidiary or any predecessor thereto, that is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons, and is not otherwise fully and adequately reserved against as reflected in the Financial Statements. The standard form of user agreement as currently in effect with respect to any Business Product is included in Schedule 4.23(b).

                  (c) Except as set forth on Schedule 4.23(c), none of Seller, Banshee nor any Sold Subsidiary has entered into any agreement, contract commitment or other arrangement (whether written or oral) pursuant to which such party is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer of the Business.

         4.24 Absence of Certain Business Practices. None of Seller, Banshee, the Sold Subsidiaries, any of their respective directors, officers, employees or agents, or any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Seller, Banshee or any Sold Subsidiary in connection with any actual or proposed transaction relating to the Business) (i) which subjected or might have subjected Seller, Banshee or any Sold Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not continued in the future, would be reasonably likely to result in a Material Adverse Effect or subject Seller, Banshee or any Sold Subsidiary to suit or penalty in any private or governmental litigation or proceeding, or (iii) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

         4.25 No Guarantees. None of the obligations or liabilities of Seller, Banshee or of any Sold Subsidiary incurred in connection with the operation of the Business is guaranteed by or subject to a similar contingent obligation of any other Person. None of Seller, Banshee nor any Sold Subsidiary has guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of Seller, Banshee, any Sold Subsidiary, or any of their respective Affiliates in connection with the Business or the Assets.

         4.26 Documents Delivered. All documents which have been or shall be delivered to Buyer by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated hereby (including all documents and agreements referenced in any Schedules provided to Buyer or any of Buyer's Affiliates or Representatives in connection with its due diligence investigation of Seller, Banshee and the Sold Subsidiaries) are or when so delivered shall be correct, current and complete copies of the originals thereof.

         4.27     Investment Intent.

                  (a) Except as otherwise contemplated by the Liquidity Agreement, Seller represents and acknowledges to Buyer that the Stock Consideration to be received by Seller pursuant to this Agreement is being acquired by Seller for its own account and not with a view to the public distribution thereof.

                  (b) Seller, alone or together with the persons it has retained to advise it with respect to the transactions contemplated hereby and the proposed investment in the OpenTV Class A Shares to be received by Seller pursuant to this Agreement, has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of such proposed investment. Seller acknowledges and understands that such OpenTV Class A Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and therefore, cannot be sold except pursuant to a registered offering or pursuant to an exemption from the registration requirements of the Securities Act.

                  (c) Seller understands that the certificates representing the Stock Consideration delivered to it as provided in Article II will contain a legend stating:

                      "The shares represented by this certificate have not been registered under the Securities Act of 1933 and such shares may not be sold or transferred unless such sale or transfer will be effected in accordance with the registration requirements of the Securities Act of 1933, as at that time amended, or in accordance with any exemption from the registration requirements of such Act, which may then be available thereto."

                  Seller further understands that Buyer will deliver unlegended certificates in exchange for certificates bearing such a legend, only in the event that (i) Seller transfers the OpenTV Class A Shares represented by such certificates pursuant to and in the manner provided for in an effective registration statement covering the transfer or sale of such shares, or (ii) Seller shall have delivered to Buyer a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Buyer to the effect that such legend is not required for the purposes of the Securities Act or (iii) counsel to Buyer has advised Buyer that the unlegended certificates requested by Seller represent only such number of OpenTV Class A Shares as Seller, in a single transaction, could then sell under Rule 144 promulgated under the Securities Act.

         4.28     Data Protection.

                  (a) Except as set forth on Schedule 4.28, Seller, Banshee and the Sold Subsidiaries has at all times complied in all material respects with all relevant requirements of:

                           (i)      the Data Protection Act 1984 (and the data
protection principles set out in the schedule to that Act) at all times while that Act was in force;

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

                           (ii)     the Data Protection Act 1998;

                           (iii)    the Telecommunications (Lawful Business
Practice) (Interception of Communications) Regulations 2000;

                           (iv)     the Telecommunications (Data Protection and
Privacy) Regulations 1999;

                           (v)      any subject access request made pursuant to
the Data Protection Act 1998; and

                           (vi)     applicable codes of practice and/or guidance
issued by or with the approval of the Information Commissioner or any trade association or body of which any of Seller, Banshee or the Sold Subsidiaries is a member.

                  (b) Except as set forth on Schedule 4.28, each of Seller, Banshee and the Sold Subsidiaries is either:

                           (i)      duly registered as a data controller under
the Data Protection Act 1998 (or deemed to be so registered by notification regulations made by virtue of section 19(3) of that Act) for all purposes for which registration is required in respect of the processing of Personal Data by or on behalf of that company; or

                           (ii)     exempt from section 17(1) of the Data
Protection Act 1998 under paragraph 2 of schedule 14 to that Act and duly registered as a data user under the Data Protection Act 1984 for all purposes for which registration is required in respect of the processing of Personal Data by or on behalf of that company; and

Schedule 4.28 sets forth complete and accurate details of the relevant registrations and/or notifications certified by the Information Commissioner.

                  (c) None of Seller, Banshee nor any of the Sold Subsidiaries has received a notice (including, without limitation, any enforcement notice), letter, complaint, notification of a request for assessment under section 42 of the Data Protection Act 1998 or other communication from the Information Commissioner or another person alleging breach by Seller, Banshee or such Sold Subsidiary of any of the statutes and/or codes of practice and/or guidance referred to in Section 4.28(a), and there are no circumstances which might give rise to any such notice, letter, complaint, notification or communication being served, given or made.

                  (d) No individual has been awarded compensation from Seller, Banshee or the Sold Subsidiaries (whether pursuant to court proceedings or not) under the statutes and/or codes of practice and/or guidance referred to in
Section 4.28(a), no claim for such compensation is outstanding and there are no circumstances which might lead to any claim for such compensation being made.

                  (e) No order has been made against any of Seller, Banshee or the Sold Subsidiaries for the rectification, blocking, erasure or destruction of any Personal Data under the statutes and/or codes of practice and/or guidance referred to in Section 4.28(a), no application for such an order is outstanding and there are no circumstances which might lead to any application for such an order being made.

                  (f) No warrant has been issued under schedule 4 of the Data Protection Act 1984 or schedule 9 of the Data Protection Act 1998 authorizing the Information Commissioner (or any of his officers or agents) to enter any of the premises of any of Seller, Banshee or any of the Sold Subsidiaries, and there are no circumstances which might lead to any application for such a warrant being made.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         To induce Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as follows:

         5.1      Organization and Authority; No Conflicts; Governmental
Consents.

                  (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties at the places currently located and in the manner currently used and operated and to carry on its business as now being conducted except where the failure to be in good standing or to have such power and authority would not have a material adverse effect on the ability of Buyer to consummate the Transactions. Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to be entered into by it and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to be entered into by it and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each of the Transaction Documents to be entered into by Buyer at or prior to the Closing will be, duly executed and delivered by Buyer and is, or when so executed and delivered by Buyer will be, a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (b) None of the execution, delivery or performance of the Transaction Documents by Buyer nor the consummation of the Transactions does or will (with the giving of notice or passage of time or both) conflict with, or result in any breach or violation of or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (i) its organizational documents, (ii) any Contractual

Obligation of Buyer or (iii) any Judgment or, assuming compliance with the matters described in paragraph (c) below, Law applicable to Buyer or its property or assets excluding from the foregoing clauses (i)-(iii) such conflicts, breaches, violations, defaults, rights of termination, cancellation or acceleration, losses or liens which would not, individually or in aggregate, have a material adverse effect on the ability of Buyer to consummate the Transactions.

                  (c) No consent, approval, license, permit, order or authorization of, or notice to, or registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery or performance of the Transaction Documents or the consummation of the Transactions, other than such consents, approvals, licenses, permits, orders, authorizations, notices, declarations or filings which would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the Transactions.

         5.2 Actions and Proceedings, Etc. There are no: (a) outstanding Judgments against Buyer or (b) Proceedings pending or, to the knowledge of Buyer, threatened against Buyer in either case that would, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate Transactions.

         5.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer, that is or will be payable by Seller.

         5.4      Disclosure.

                  (a) The representations and warranties by Buyer in the Transaction Documents and the statements contained in the schedules, certificates and other writings furnished and to be furnished by or on behalf of Buyer to Seller pursuant to this Agreement, when considered as a whole and giving effect to any supplements or amendments thereof prior to the time of signing on the date hereof, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

                  (b) The OpenTV Commission Filings constitute all of the documents (other than preliminary material) that Buyer was required to file with the Commission since November 14, 2002. As of their respective filing dates, (i) the OpenTV Commission Filings complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as each is applicable, and (ii) none of the OpenTV Commission Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed OpenTV Commission Filing. "OpenTV Commission Filings" means each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the Commission by Buyer since November 14, 2002.

         5.5 Validity of Stock Consideration. The Stock Consideration to be received by Seller pursuant to Article II of this Agreement (i) will be duly authorized, validly issued, fully paid and non-assessable, and no stockholder of Buyer will have any preemptive rights of subscription or purchase in respect thereof, and (ii) when delivered to Seller, will be free and clear of any Liens (other than Liens arising from acts of Seller and restrictions on transfer under the Securities Act or applicable state securities Laws).

         5.6 Capitalization. As of June 30, 2003, the authorized capital stock of Buyer consists solely of (i) 500,000,000 OpenTV Class A Shares, (ii) 200,000,000 Class B Ordinary Shares, no par value ("OpenTV Class B Shares") and
(iii) 500,000,000 Series C Preference Shares, no par value ("OpenTV Preference Shares"). As of the close of business on June 30, 2003, 41,659,450 OpenTV Class A Shares, 30,631,746 OpenTV Class B Shares and no OpenTV Preference Shares were issued and outstanding. All such shares were validly issued, fully paid and nonassessable. As of the close of business on June 30, 2003, there were outstanding warrants and employee stock options exercisable for an aggregate of 5,239,537 OpenTV Class A Shares. Each OpenTV Class B Share is convertible, at any time, into one OpenTV Class A Share. All other material aspects of Buyer's capitalization have been disclosed in the OpenTV Commission Filings.

         5.7 Absence of Certain Changes. Except as otherwise disclosed in the OpenTV Commission Filings filed with the Commission prior to the date hereof, since June 30, 2003, Buyer and its material Subsidiaries have conducted their respective business in the ordinary course consistent with past practice and there has not occurred:

                  (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a material adverse effect on Buyer and its Subsidiaries, taken as a whole;

                  (b) any declaration, setting aside, or payment of a dividend or other distribution with respect to any shares of capital stock of Buyer or any of its material Subsidiaries (except to Buyer or to other parent entities wholly owned by Buyer), or any direct or indirect redemption, purchase or other acquisition by Buyer of any its shares of capital stock; or

                  (c) any amendment or change to the Articles of Association or Memorandum or Association of Buyer.

         5.8      Nasdaq Compliance.

Buyer is in compliance with all listing and maintenance requirements of the Nasdaq National Market that are applicable to Buyer.

                                   ARTICLE VI

                               COVENANTS OF SELLER

         Seller covenants and agrees as follows:

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

         6.1 Access to Information. (a) During the period commencing on the date hereof and ending on the Closing Date, Seller shall, upon reasonable notice from Buyer, afford Buyer and its Representatives, full access (including the right to make copies) during normal business hours to the properties, books, records, work papers, documents, instruments, Business Contracts and other information (wherever located) of or pertaining to Seller, Banshee and each Sold Subsidiary in order that they may have the opportunity to make such investigations as they shall desire to make of the affairs of Seller, Banshee and each Sold Subsidiary relating to the Assets, the Business and the Assumed Liabilities, and to verify the performance of and compliance with Seller's representations, warranties, covenants and conditions herein contained, and Seller shall cause its Representatives to furnish such additional financial and operating data and other information as Buyer and such other persons shall from time to time reasonably request.

                  (b) Promptly after the same become available, Seller shall furnish to Buyer such of the financial data as is normally prepared by Seller with respect to the Business as Buyer may reasonably request, including, without limitation, all interim quarterly and monthly reports prepared by Seller after the date of this Agreement.

         6.2 Ordinary Conduct. (a) Except as specifically contemplated by this Agreement, from the date hereof to the Effective Time, Seller agrees to cause the Business to be conducted only in the ordinary and usual course consistent with past practice, but subject to any deviations therefrom which are caused by cash flow limitations of Seller.

                  (b) Except as specifically contemplated by this Agreement, Seller shall, and shall cause Banshee to, use diligent efforts to preserve the Business Contracts and Licenses in full force and effect, to preserve the goodwill of all Governmental Authorities, to maintain all of the Assets in reasonable and customary repair, operating order and condition, to preserve the goodwill of their customers and suppliers and others having business relationships with Seller, Banshee or any Sold Subsidiary, and to preserve their business organization intact and to keep available the services of their present employees.

                  (c) Seller shall, and shall cause Banshee to, maintain their books, accounts and records relating to the Business, the Assets and the Assumed Liabilities in the usual, regular and ordinary manner in accordance with accounting principles and business practices applied on a basis consistent with prior periods unless required by IFRS and disclosed to Buyer prior to instituting such changes;

                  (d) Except as specifically contemplated by this Agreement, during the period from the date hereof to the Effective Time, Seller will not, and will cause Banshee and each of the Sold Subsidiaries to not, take any of the following actions without the prior written consent of Buyer:

                           (i)      transfer, issue, sell, pledge or dispose of
any capital stock or other securities of any of Banshee or any of the Sold Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire capital stock of Banshee or any of the Sold Subsidiaries;

                           (ii)     effect any recapitalization,
reclassification, stock split, stock combination or like change in the capitalization of any of the Sold Subsidiaries;

                           (iii)    redeem, purchase or otherwise acquire,
directly or indirectly, any shares of capital stock or any equity interests or other securities of Seller, Banshee or of any Sold Subsidiary;

                           (iv)     amend or modify, or accelerate, amend or
change the period of exercisability or vesting of, any outstanding stock options, warrants, convertible or exchangeable securities, calls, or other rights to purchase or otherwise acquire capital stock, of any Sold Subsidiary, or adopt, authorize or amend any stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus, option or similar plan, arrangement or agreement;

                           (v)      declare, set aside, pay or make any dividend
or other distribution or payment (whether in cash, property or securities) with respect to Seller's, Banshee's or any Sold Subsidiary's capital stock or other securities;

                           (vi)     propose to amend or amend the memorandum of
association, articles of association, certificate of incorporation or bylaws or similar documents of Seller, Banshee or any Sold Subsidiary in a manner that adversely affects the Transactions;

                           (vii)    (A) grant any material increase in the
annual level of compensation or benefits of any Business Employee, other than increases in compensation in the ordinary course of business consistent with past practice, (B) except as required to comply with applicable Law, enter into any new Employee Benefit Plan or amend any Employee Benefit Plan or (C) enter into any employment, deferred compensation, severance, retention, consulting, non-competition or similar agreement (or amend any such agreement) with any Business Employee other than agreements entered into in the ordinary course of business consistent with past practice that are not severance agreements;

                           (viii)   modify, amend, renew or enter into any
directors' and officers' insurance policy with respect to Seller, Banshee or any Sold Subsidiary;

                           (ix)     pay, discharge or satisfy claims,
liabilities or obligations (absolute, accrued, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

                           (x)      permit any of the Sold Subsidiaries to incur
any Indebtedness or to otherwise borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any liability (contingent or otherwise) of any other Person (except as the endorser of checks in the ordinary course of business and consistent with past practice);

                           (xi)     grant, create or suffer to exist any Lien on
or with respect to all or any part of the Assets (whether tangible or intangible) or the proceeds thereof, or provide security for any outstanding unsecured indebtedness of, or additional security for any outstanding secured indebtedness of, Seller, Banshee or any Sold Subsidiary;

                           (xii)    accelerate the payment of, or otherwise
prepay, any existing outstanding Indebtedness of Seller, Banshee or any Sold Subsidiary;

                           (xiii)   other than the normal cash management
practices (including reimbursement of expenses) of Seller, Banshee and the Sold Subsidiaries conducted in the ordinary and usual course of business and consistent with past practice, make any advance or loan to or engage in any transaction with any stockholder, director, former director, officer, former officer, partner, Affiliate or Equity Affiliate of Seller, Banshee or any Sold Subsidiary not required by the terms of an existing Business Contract described in Schedule 4.12;

                           (xiv)    except in the ordinary course of business
consistent with past practice, sell, transfer, or otherwise dispose of any of the Assets which have a sales price in excess of $10,000;

                           (xv)     enter into any commitment for capital
expenditures relating to the Business not contemplated by the capital expenditure budget of Seller, Banshee and the Sold Subsidiaries heretofore provided to Buyer;

                           (xvi)    enter into, modify or terminate any labor or
collective bargaining agreement relating to the Business or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization relating to Business Employees;

                           (xvii)   enter into any transaction or make or enter
into or assume any Contract relating to the Business which by reason of its size or otherwise is not in the ordinary course of business:

                           (xviii)  with respect to the Business, authorize,
propose, enter into or agree to enter into any acquisition of a material amount of assets or securities; or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise acquire any assets that are material, individually or in the aggregate, to Seller and its Subsidiaries taken as a whole;

                           (xix)    settle or compromise any claims, litigation
or arbitration;

                           (xx)     cancel or forgive any Indebtedness, or waive
any claims or rights under the Business Contracts or with respect to the Assets;

                           (xxi)    voluntarily withdraw any application for, or
permit the expiration of any renewable rights with respect to, or fail to maintain any Intellectual Property;

                           (xxii)   (A) modify or change in any material respect
any License or any Business Contract, other than in the ordinary course of business consistent with past practice; (B) terminate any License or Business Contract; or (C) offer to enter into, assume or enter into, a Contract with any Person where the terms and provisions so offered, or the terms and provisions of the Contract to be entered into or assumed would give any other Person (an "MFN Beneficiary") the right to require at any time that the terms and conditions of such MFN Beneficiary's Contract with Seller, Banshee or any Sold Subsidiary be adjusted, changed or modified (including retroactively) in any manner based upon the terms and provisions in the first Person's Contract, or that such Contract be terminated;

                           (xxiii)  (A) modify or change in any respect, or
terminate any agreement related to material Intellectual Property; (B) provide, or enter into any Contract that provides, or amend, modify or change any existing Business Contract to provide (1) any assignment, grant-backs, cross-license, of, or covenant not-to-sue, covenant not to assert or grant of release regarding, any Intellectual Property, (2) the granting or licensing to any other Persons of (x) any exclusive right (within any geographic area or line of products or services or field of use) to use any of Seller's, Banshee's or any Sold Subsidiary's owned or licensed Intellectual Property or (y) any right (within any geographic area or line of products or services or field of use) to use any of Seller's, Banshee's or any Sold Subsidiary's material owned or licensed Intellectual Property; (3) any Person with the right to require that the terms and conditions of such Person's Business Contract with Seller, Banshee or any Sold Subsidiary be adjusted, changed or modified (including retroactively) in any manner based upon the terms and provisions in another Business Contract (any such Contract containing such a provision being referred to herein as an "MFN Contract"); (4) that Seller, Banshee or any Sold Subsidiary would be required to exclusively use the products or services provided by another party (or an Affiliate thereof) or a specified third party (or refrain from using the products and services of any Person other than such other party or such specified other Person) within any geographic area or line of products or services or field of use, (5) that Seller, Banshee or any Sold Subsidiary will not sue or otherwise institute legal action against any other Person for any reason, (6) any agreements with third parties for the exchange and/or protection of confidential information, (7) rights or obligations that are binding upon, or purport to be binding upon, any Person (other than any Sold Subsidiary) that is not a party to such Contract (8) any provisions requiring Seller, Banshee or any Sold Subsidiary to indemnify any Person; (9) that Seller, Banshee or any Sold Subsidiary guarantee any Person a particular amount of payment from Seller, Banshee or any Sold Subsidiary irrespective of such Person's performance of any of its obligations; or (10) a Change of Control Covenant with respect to Seller, Banshee or any Sold Subsidiary; (C) terminate or modify or change in any material respect any agreement setting forth a covenant or assignment implementing the policies described in Section 4.11(d);
(D) sue or otherwise institute legal action (including by the assertion of a counterclaim) against any Person for any reason; or (E) solicit, initiate or encourage inquiries or submission of proposals or offers from any Person relating to any of the foregoing;

                           (xxiv)   (A) make, revoke or amend any Tax election,
(B) make any material change in any accounting, financial reporting or Tax practice or policy, (C) execute any waiver of restrictions on assessment or collection of any Tax, (D) enter into or amend any agreement or settlement with any Tax authority, (E) change Seller's, Banshee's or any Sold Subsidiary's auditors or (F) permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except, in the case of clause (F), in the ordinary course of business consistent with past practice;

                           (xxv)    except as otherwise contemplated by this
Agreement, make any changes to the corporate structure of Seller, Banshee or any Sold Subsidiary (including the structure of the ownership by Seller of the direct interests in Banshee and the Sold Subsidiaries, the direct and indirect ownership of the Excluded Subsidiaries, and the ownership by Seller and the Sold Subsidiaries of their respective businesses and assets); or

                           (xxvi)   enter into or assume any Contract or
arrangement with respect to any of the foregoing.

         6.3 Insurance; Administration of Insurance. Seller shall keep, or cause to be kept, all insurance policies presently maintained relating to the Assets, Banshee, the Sold Subsidiaries or the Assumed Liabilities, or replacements therefor, in full force and effect through the close of business on the Closing Date. Following the Closing, (i) Seller, upon Buyer's request, shall cooperate with and assist Buyer in the assertion, perfection and collection of any proceeds to which Buyer, or any of the Sold Subsidiaries, may be entitled under any such insurance policy in effect prior to the Closing Date; and (ii) Seller shall provide Buyer access to insurance policies in effect prior to the Closing Date to the extent that any such policies apply to Assumed Liabilities.

         6.4 Accounts Receivable. After the Closing, promptly following receipt of proceeds from accounts receivable of the Business, Seller agrees to promptly forward to Buyer any and all proceeds from accounts receivable of the Business that are received by Seller or by Banshee after the Closing Date.

         6.5 Consents. Seller covenants and agrees to use diligent efforts to obtain, prior to the Closing Date, as the case may be, and Buyer agrees to cooperate with Seller in obtaining, all Licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts as are required in connection with the consummation of the Transactions; provided, however, that no Contract shall be amended to increase the amount payable thereunder or to otherwise be more burdensome to Buyer or any Sold Subsidiary after the Closing in order to obtain any such consent, authorization or approval without Buyer's written consent.

         6.6 Notification of Certain Matters. Between the date hereof and the Closing Date, Seller shall give prompt notice in writing to Buyer of: (i) the occurrence or failure to occur of any event which occurrence or failure to occur will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Article III hereof, (ii) the failure on Seller's part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, and (iv) any notice of, or other communication relating to, any breach or violation of or default under or alleged breach or violation of or default under any Business Contract or any right to terminate or suspend or to accelerate the maturity or performance of any obligation under, any Business Contract or event which, with notice or lapse of time or both, would become such a breach, violation or default or give rise to such a right of termination, suspension or acceleration; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the rights or remedies available hereunder to the party receiving such notice.

         6.7 Further Assurances. From time to time including following the Closing Date, without further consideration, Seller shall, and shall cause Banshee to, at their own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order effectively to consummate the Transactions and to vest in the Buyer title to the Assets (including, without limitation, assistance in the reduction to possession of any thereof). Without limiting the generality of the foregoing, following the Closing, Seller agrees to execute, and to cause Banshee to execute, all documents and perform such acts as are necessary to assign and/or transfer the Intellectual Property related to the Business to Buyer and to enable Buyer to register such assignments and transfers with all applicable local authorities and in accordance with applicable law and to assist Buyer in prosecuting the applications included in such Intellectual Property (and filing and prosecuting applications in respect of such Intellectual Property) and administering the registrations included in such Intellectual Property. For the avoidance of doubt, the foregoing shall include, without limitation, taking such steps as may be required in order to rectify any defects in title to any of the Intellectual Property related to the Business.

         6.8 Disclosure Supplements. From time to time after the date of this Agreement and prior to the Effective Time, Seller will promptly supplement or amend the schedules referred to in Article IV with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to set forth or described in a schedule or which is necessary to correct any information in a schedule or in any representation and warranty of Seller that has been made inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of Seller contained in Article IV in order to determine the fulfillment of the conditions set forth in Sections 3.1(a), the schedules delivered by Seller shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

         6.9      Non-Competition; Non-Solicitation.

                  (a) For a period of five years after the Closing (the "Restricted Period"), Seller shall not, and will cause its Subsidiaries (including Banshee) not to, engage, directly or indirectly, in any business that develops, or operates betting, wagering, lottery, gaming products or services for use on Internet, interactive television or wireless technology platforms (the "Competing Service") in any country in which, as of the Closing Date, Seller conducts business or has customers (the "Territory"); provided the foregoing shall not prohibit Seller or its Subsidiaries from acquiring, directly or indirectly, securities listed on any national securities exchange or traded actively in the national over-the-counter market of any Person that provides the Competing Service in the Territory, provided that Seller and its Affiliates do not, in the aggregate, own directly or indirectly more than five percent of the outstanding voting power or capital stock of such Person; and, provided further, that in no event shall the ownership by Seller of the Stock Consideration be deemed a violation of this Section 6.9(a).

                  (b) For a period of three years after the Closing, Seller shall not, and shall cause Banshee to not, directly or indirectly, solicit or induce any Business Employee to leave the employment of Buyer or the Sold Subsidiaries.

                  (c) The term of the covenants contained in Sections 6.9(a) and
(b) hereof shall be tolled for the period commencing on the date any successful action is filed for injunctive relief or damages arising out of a breach by Seller of Sections 6.9(a) and (b) hereof and ending upon final adjudication (including appeals) of such action.

                  (d) If, in any judicial Proceeding, the court shall refuse to enforce the covenants contained in Sections 6.9(a) and (b) hereof because the time limit is too long, it is expressly understood and agreed between the parties hereto that for purposes of such Proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial Proceeding, the court shall refuse to enforce covenants contained in Sections 6.9(a) and (b) hereof because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Buyer, it is expressly understood and agreed between the parties hereto that for purposes of such Proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

                  (e) Seller acknowledges that a breach of Sections 6.9(a) and
(b) hereof would cause irreparable damage to Buyer, and in the event of Seller's actual or threatened breach of the provisions of Sections 6.9(a) and (b) hereof, the Buyer shall be entitled to a temporary restraining order and an injunction restraining Seller from breaching such covenants, without the necessity of posting a bond or proving irreparable harm. Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Seller.

         6.10     Alternative Proposals.

                  (a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Seller agrees that it shall not, and it shall cause Banshee and each Sold Subsidiary and all of their respective Affiliates to not, nor shall Seller, Banshee or any Sold Subsidiary authorize or permit any officer, director, employee, agent or Representative (including any investment banker, attorney, accountant or other adviser) of Seller, Banshee or any Sold Subsidiary to, directly or indirectly or otherwise, (i) solicit, initiate, encourage or otherwise facilitate any inquiries or the submission of any proposals or offers from any Person that relates to any Alternative Proposal, (ii) participate in any discussions or negotiations regarding any Alternative Proposal, (iii) cooperate with, or furnish or cause to be furnished any non-public information concerning the Business or assets of Seller, Banshee or any Sold Subsidiary to any Person in connection with any Alternative Proposal, (iv) enter into an agreement or understanding with any Person relating to any Alternative Proposal, or (v) otherwise approve or enter into any agreements or understandings with respect to any of the foregoing. Seller agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.10(a) of the obligations undertaken in this Section 6.10.

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                  (b) Seller shall promptly advise Buyer orally and in writing of any request for information or of any Alternative Proposal, or any inquiry, offer or proposal with respect to or which could lead to any Alternative Proposal (whether made directly to Seller, Banshee or any Sold Subsidiary, or any of their respective officers, directors, employees, agents, stockholders, members or Representatives), the material terms and conditions of such request, Alternative Proposal or inquiry, offer or proposal, and the identity of the Person making any such request, Alternative Proposal or inquiry, offer or proposal.

                  (c) Seller shall, and shall cause Banshee and each Sold Subsidiary to, immediately cease and cause to be terminated any existing discussion or negotiations with any Persons (other than Buyer or any of its Affiliates) conducted prior to the date of this Agreement with respect to any of the foregoing and will exercise its rights under any confidentiality agreements with any such Persons to require the return or destruction of confidential information provided by Seller, Banshee and any Sold Subsidiary or any of their representatives to any such Persons.

         6.11 Technology License. In the event that (a) Seller is required to pay the Termination Fee pursuant to the terms of Section 11.2(b), or (b) this Agreement is terminated by Buyer pursuant to Section 11.1(c)(ii) because of a breach of any representation or warranty of Seller contained in Section 4.11 or
Section 4.17(c), then, effective upon the date such Termination Fee shall become payable or such termination shall become effective, as applicable, Seller and any of its appropriate Subsidiaries (including Banshee) shall, at the request of Buyer, grant to Buyer a royalty-free, fully paid up, perpetual, worldwide, transferable, assignable, non-exclusive license, with the right to use and modify the source code and any documentation, to all the technology of Seller and/or any of its Subsidiaries (including Banshee) used in the Business, including without limitation the items identified on Schedule 6.11 (the "Technology License"), and effective as of such date, all rights under the Technology License shall vest in Buyer.

         6.12 Corporate Name. As soon as practicable after the Effective Time, Seller shall cause its and Banshee's corporate name to be changed to a name that does not include any of the words "BettingCorp" or "4GCasino."

         6.13 Corporate Actions of Sold Subsidiaries. At the Closing, Seller shall ensure that a duly convened meeting of the board of directors of each Sold Subsidiary is held at which, effective as of the Effective Time (a) the persons nominated by Buyer are appointed as the directors of each Sold Subsidiary, (b) the resignations of directors of the Sold Subsidiaries immediately prior to the Closing are accepted, and (c) the transfers of all of the outstanding shares of each Sold Subsidiary to Buyer (or its Affiliate or nominee) are approved for registration, subject only to their being duly stamped.

         6.14 Preservation of Consideration. Without the prior written consent of Buyer, until such time as the Closing Net Working Capital shall be deemed final as set forth in Section 2.7(e) hereof, Seller shall and shall cause its Representatives to (i) retain and not distribute, pay, assign, transfer, or pledge to any Person, including without limitation any member, shareholder, or creditor of Seller or Banshee, and (ii) otherwise not encumber or dispose of, an amount of Cash Consideration or Stock Consideration (valued at the Average Market Price) having an aggregate

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value of not less than 150% of the aggregate amount which Buyer claims it is due as a result of the post-closing adjustment under Section 2.7, except that Seller and/or Banshee may use Cash Consideration to (i) discharge liabilities existing on the Closing Date to such Persons who are not Affiliates, shareholders or members of Seller or any of its Subsidiaries (except that fees paid to Tulchinsky Stern & Co. for legal services rendered to Seller prior to the Closing Date shall not be deemed a prohibited payment to a member or an Affiliate of Seller), and (ii) pay amounts with respect to Transferred
Employees' severance, advance notice of termination and other employee benefits accrued as of the Closing Date, and a bonus to Rockstone Enterprises Ltd. (all of which constituted Excluded Liabilities) in an aggregate amount not to exceed $509,740.

         6.15 Banshee Obligations. Seller covenants and agrees, in its capacity as the sole record and beneficial holder of all outstanding securities of Banshee, to (i) cause Banshee to sell, transfer, convey, assign and deliver to Buyer all Assets owned by Banshee (other than Excluded Assets) as provided in
Section 2.1 hereof, (ii) perform any act required to be performed under this Agreement which can be performed only by Banshee, and to refrain from taking any action which the terms of this Agreement require not be taken, and (iii) execute and deliver such documents and instruments, and perform all such other acts, as Buyer may request in order to effectively consummate the Transactions in the manner set forth in this Agreement, including such documents, instruments and acts as are necessary to vest in Buyer title to the Assets.

                                   ARTICLE VII

                               COVENANTS OF BUYER

         Buyer covenants and agrees as follows:

         7.1 Stock Options. As soon as practical after the Closing, Buyer shall reserve under the OpenTV Corp. 2003 Incentive Plan (the "OpenTV Option Plan") stock options to purchase an aggregate of 400,000 OpenTV Class A Shares, which stock options shall be issued to key executives and employees of the Business following the Closing Date. The grant of such stock options shall be made pursuant to the terms of the OpenTV Option Plan and at the sole discretion of Buyer's Board of Directors or a committee thereof; however, Buyer agrees to use its reasonable best efforts to cause at least forty-five percent (45%) of the total number of such reserved stock options to be granted within 120 days of the Closing Date.

         7.2 Further Assurances. From time to time including following the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents as Seller may reasonably request in order to effectively consummate the Transactions and to perfect the assumption by Buyer of the Assumed Liabilities.

         7.3 Repayment of Stripe Loan. Simultaneously with the Closing, Buyer shall pay the aggregate Loan Amount in cash to Stripe, and Buyer shall cause Stripe to accept such payment in full satisfaction of all amounts payable by Seller, Banshee and the Sold Subsidiaries or any of them to Stripe pursuant to the Loan Agreement, and to execute and deliver to Buyer such termination and release documentation, in form and substance satisfactory to Buyer and Seller, as may be necessary or as Buyer may reasonably request to evidence the payment of such

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indebtedness, to terminate and release all Liens and restrictions securing the obligations of Seller, Banshee and the Sold Subsidiaries or any of them with respect to such indebtedness, and to terminate all instruments and agreements evidencing such indebtedness or pursuant to which such indebtedness or the Liens or restrictions securing the same were created or incurred.

                                  ARTICLE VIII

                                MUTUAL COVENANTS

         Seller and Buyer covenant and agree as follows:

         8.1 Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the existence of negotiations regarding the Transactions, or the terms of the Transactions, shall be issued without the prior consent of each party, except as such release or announcement may be required by any Law or the rules of any stock exchange on which such party's securities (or its Affiliates' securities) are listed.

         8.2      Tax Returns and Payments.

                  (a) Seller shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns of the Sold Subsidiaries required to be filed on or prior to the Closing Date (taking into account valid extensions of time to file), and Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Sold Subsidiaries. All Tax Returns prepared by Seller and Buyer (to the extent such Tax Returns cover periods prior to the Closing Date) shall, except as otherwise required by law, be prepared in a manner consistent with past practice of the Sold Subsidiaries.

                  (b) To the extent permitted by law, Seller and Buyer shall use their reasonable best efforts to cause any taxable year or other period on the basis of which any Tax is imposed on a Sold Subsidiary to close on the Closing Date.

                  (c) With the view to minimize all Taxes payable by each of the Sold Subsidiaries or payable as a result of the Transactions to the maximum extent permitted by applicable Law, Seller and Buyer shall cooperate in good faith in (i) preparing and filing all Tax Returns with respect to the Sold Subsidiaries and the sale of the Business, (ii) maintaining and making available to each other all records necessary in connection with Taxes relating to each such Tax Return and (iii) resolving all disputes and audits with respect to such Taxes. Buyer and Seller recognize that each may need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the other, including all computerized books and records and any such information stored on any other form of media ("Tax Records"); therefore, Buyer and Seller agree (x) to allow (and Buyer and Seller shall cause the Sold Subsidiaries to allow) each other and their Representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such Tax Records and to make available the appropriate personnel with knowledge of such Tax Records to help answer questions, such activities to be conducted during normal business hours and with the requesting party paying out-of-pocket expenses only and (y) to offer the other parties such records before

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destroying such records. Buyer shall, and after the Closing shall cause the Sold
Subsidiaries to, provide information to Seller necessary for the preparation of all Tax returns required to be prepared or filed by Seller.

         8.3 Confidentiality. Each of Buyer and Seller acknowledges that the information being provided to each other and Liberty Broadband Interactive Television, Inc. ("LBIT") in connection with the Transactions, and the negotiations and terms of the Transactions, are subject to the terms of a nondisclosure and confidentiality agreement dated as of March 26, 2003, between LBIT and Seller (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Notwithstanding anything to the contrary set forth herein, the obligations of confidentiality contained herein and therein (the "Confidentiality Obligations"), as they relate to the Transactions, shall not apply to the "tax structure" or "tax treatment" of the Transactions (as these terms are used in Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations (the "Confidentiality Regulation") promulgated under
Section 6011 of the Internal Revenue Code of 1986, as amended), and each party (and any employee, Representative or agent of such party) may disclose to any and all persons, without limitation of any kind, the "tax structure" and "tax treatment" of the Transactions (as these terms are defined in the Confidentiality Regulation). In addition, each party acknowledges that it has no proprietary or exclusive rights to any tax matter or tax idea relating to the Transactions.

                                   ARTICLE IX

                                EMPLOYEE MATTERS

         9.1 Termination of Transferred Employees. Concurrently with the execution of this Agreement, Seller shall cause Banshee to provide a notice to the Transferred Employees employed by Banshee, terminating their employment effective as of the Closing Date, and Seller and/or Banshee shall cease to employ such Transferred Employees effective as of the Closing Date. Buyer, at its discretion, shall offer (directly or through any of Buyer's Affiliates) each of the Transferred Employees employment with Buyer or its Affiliate effective as of the Closing Date. Seller undertakes to cooperate with Buyer and to cause Banshee to cooperate with Buyer, and to assist with the transfer of the Transferred Employees to Buyer or its Affiliate. For the avoidance of doubt, the parties hereto acknowledge and agree that no representation is being made herein with respect to the employment or terms of employment of any of the Transferred Employees by Buyer or its Affiliate, and in any event, no representation herein of any party hereto shall confer any rights or remedies upon any of the Business Employees and/or Former Business Employees, and such employees shall not be deemed as third party beneficiaries hereunder.

         9.2 Employee Payments. Prior to or upon the Closing Date, Seller shall cause Banshee to pay the Business Employees employed by Banshee all wages and ancillary and other expenses payable with respect to such employees' period of employment with Seller and/or Banshee and the termination thereof, including with respect to accrued leave, convalescence pay, pension, retirement, severance, advance notice, commissions and, to the extent any obligations exist with respect thereto, bonuses pursuant to existing employment agreements, custom, law or

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as otherwise required, and Seller and/or Banshee shall fulfill all of their respective obligations under the applicable Employee Benefit Plans. Buyer shall not be responsible for any payment on account of the above, and Seller shall indemnify Buyer for any amount paid by Buyer to or on account of any of the Business Employees and/or Former Business Employees and/or with respect to the period of their employment by Seller or any of its Subsidiaries (including Banshee) and/or the termination thereof.

         9.3 Employee Confidentiality and Non-Competition. Seller hereby declares that all of the Business Employees and Former Business Employees have signed written confidentiality and non-competition undertakings for the benefit of Seller, Banshee and/or the Sold Subsidiaries, substantially in the form or forms set forth in Schedule 9.3. Seller, Banshee and/or the Sold Subsidiaries shall release each of the Transferred Employees who shall execute employment agreements with Buyer or its Affiliate, from any non-competition and confidentiality undertaking towards any of Seller, Banshee or the Sold Subsidiaries, to the extent relevant to the consummation of the transactions contemplated herein or as otherwise requested by Buyer. Seller shall, and shall cause Banshee to, use their respective best efforts, including taking all legal measures available to them, to enforce all confidentiality and non-competition undertakings towards any of Seller, Banshee or the Sold Subsidiaries, to the extent such undertaking is relevant, against Business Employees (other than BettingCorp UK Employees) and/or Former Business Employees who are not Transferred Employees, and Buyer shall cooperate with Seller as may reasonably be required for the enforcement thereof.

                                   ARTICLE X

                                 INDEMNIFICATION

         10.1     Indemnification by Seller.

                  (a) Subject to the terms and conditions of this Article X and written notice of such claim for indemnification being given to Seller within the appropriate survival period, Seller shall indemnify and defend Buyer, each of the Sold Subsidiaries and each of the Affiliates of Buyer (including LBIT), and their respective officers, directors, employees and agents against, and hold them harmless from and against:

                           (i)      all Losses directly or indirectly resulting
from, arising out of, or in connection with (A) any misrepresentation or breach of warranty (determined for this purpose as if all qualifications to the representations and warranties contained in Article IV based on knowledge or materiality (including Material Adverse Effect) were omitted) or any non-performance or breach of any covenant or agreement of Seller contained in this Agreement or any other Transaction Document; (B) any of the Excluded Liabilities (which includes Excluded Taxes), (C) any of the Assumed Liabilities referred to in clause (ii) of Section 2.3(b), (D) any and all Indebtedness of the Sold Subsidiaries, (E) Excluded Taxes, (F) any claims by any Person allegedly arising out of such Person's rights as a shareholder, member, putative shareholder, putative member, former shareholder, or former member of Seller,
(G) any claims made by any creditor of Seller or Banshee as a result of or in connection with the liquidation of Seller or

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Banshee, (H) any claims made by any Person allegedly arising out of such
Person's rights as an employee, former employee or putative employee of any of Seller, Banshee or any Sold Subsidiary, with respect to the period prior to the Closing Date or as a result of the consummation of any of the Transactions; (I) any claims made or contribution sought by any Person (including without limitation Seller) with respect to any Sold Subsidiary arising out of (1) any of the matters set forth on Schedule 4.13, (2) any agreement or obligation with respect to any loan provided by Take Aim Holdings Limited (or any affiliate thereof or successor thereto), (3) any agreement or obligation with respect to any professional services (including legal, accounting or auditing services) in connection with the Transactions on behalf of any Sold Subsidiary, and (4) any of the matters set forth on Schedule 10.1(a); and

                           (ii)     all claims, actions, suits, proceedings,
demands, Judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal, accounting, experts, and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

                  (b) Notwithstanding the foregoing provisions of Section 10.1(a), no claim shall be made by Buyer hereunder unless and until any or all of the Losses referred to in this Section 10.1 exceeds, either individually or in the aggregate, $150,000 (the "Minimum Amount"); provided, however, that at such time as the aggregate amount of the Losses exceeds the Minimum Amount, Buyer may assert a claim for the full amount of the Losses; and, provided further, that the foregoing limitation shall not apply to claims for Losses resulting from or arising out of the matters set forth on Schedule 10.1(a) and
Schedule 10.1(b).

                  (c) Buyer acknowledges and agrees that following the Closing, its sole and exclusive remedy with respect to any claims for Losses resulting from or arising out of or in connection with a misrepresentation or breach of warranty contained in Article IV of this Agreement (other than claims of, or causes of action arising from, fraud or a breach by Seller of a representation contained in Article IV as a result of Seller's own negligence, or from any misrepresentation or breach of warranty contained in Section 4.28) shall be satisfied solely from the Escrow Amount pursuant to the terms of the Escrow Agreement.

         10.2 Indemnification by Buyer. Subject to the terms and conditions of this Article X, and written notice of such claim for indemnification being given to Buyer within the appropriate survival period, Buyer shall indemnify and defend Seller and each of its Affiliates, and each of their respective officers, directors, members, shareholders, employees, agents, successors and assigns against, and hold them harmless from:

                           (i)      all Losses directly or indirectly resulting
from or arising out of or in connection with (A) any misrepresentation or breach of warranty or the nonperformance or breach of any covenant or agreement of Buyer contained in this Agreement or any other Transaction Document, (B) the Assumed Liabilities or (C) the ownership and operation by Buyer of the Assets and Business after the Closing; and

                           (ii)     all claims, actions, suits, proceedings,
demands, Judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation,

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settlement costs and reasonable legal, accounting, experts, and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

         10.3 Third Party Claims. Promptly after the receipt by an Indemnified Party of any claim, action, suit or proceeding by any person who is not a party to this Agreement (collectively, an "Action") which is subject to indemnification hereunder, such party shall give written notice thereof to the Indemnifying Party. The Indemnified Party's failure to so notify the Indemnifying Party of any such matter shall not release the Indemnifying Party, in whole or in part, from its obligations to indemnify under this Article, except to the extent the Indemnified Party's failure to so notify actually prejudices the Indemnifying Party's ability to defend against such Action, and then only to the extent such prejudice is quantifiable. The Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, shall: (i) admit in writing to the Indemnified Party, the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Article; (ii) notify the Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The Indemnified Party and the Indemnifying Party shall cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance herewith in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed to pay such fees and expenses, (B) any relief other than the payment of money damages is sought against the Indemnified Party or (C) the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case the fees and expenses of such separate counsel shall be borne by the Indemnifying Party. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such Action in the manner provided above in this Section
10.3. No Indemnifying Party shall, without the written consent of the Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Action in which any relief other than the payment of money damages is sought against any Indemnified Party unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant, petitioner or plaintiff, as applicable, to such Indemnified Party of a release from all liability with respect to such Action.

         10.4 Certain Limitations. Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Party shall, in any event, be liable to an Indemnified Party as the result of any breach or alleged breach of this Agreement for any (a) damages for loss or harm to business reputation; or
(b) damages that are not the proximate and foreseeable consequence of the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive

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

damages as to any matter under, relating to or arising out of the Transactions. The foregoing shall not be interpreted, however, to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim under
Section 10.3 of claims for damages of the foregoing type. Furthermore, no Indemnifying Party shall, in any event, be liable to an Indemnified Party for the amount of any damages arising from a breach or alleged breach of a representation or warranty under this Agreement if such amount for such damages has been obtained pursuant to a post-Closing adjustment in accordance with
Section 2.7.

         10.5 Survival of Representations. The representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing for a period of eighteen months from the Closing Date, in each case regardless of any investigation that may have been made or may be made at any time by or on behalf of Buyer or Seller. The covenants and agreements of each party contained in this Agreement (including this Article X) and in each of the other Transaction Documents shall survive for the periods specified therein, and if not specified, indefinitely.

                                   ARTICLE XI

                                   TERMINATION

         11.1 Termination and Abandonment. In addition to the right of termination set forth in Section 2.7(a), this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:

                  (a) by mutual written consent of Seller and Buyer;

                  (b) by Seller (i) if Seller shall have discovered any material error, misstatement or omission in any of the representations and warranties of Buyer contained in this Agreement or Buyer shall have otherwise breached any such representation or warranty, (ii) if Buyer shall fail to perform or comply in any material respect with any of its covenants or agreements contained herein or in any other Transaction Document, or (iii) if any of the conditions set forth in Section 3.2 shall have become incapable of fulfillment, and shall not have been waived by Seller;

                  (c) by Buyer (i) if Buyer's investigation of the Assets, Business and Assumed Liabilities pursuant to Section 6.1 shall reveal any state of facts, circumstance, event, change or effect not previously known to the parties or not disclosed to Buyer in this Agreement which, individually or in the aggregate, in the reasonable judgment of Buyer, has, or is reasonably likely to have, a Material Adverse Effect, or which would increase in any material respect the Assumed Liabilities, (ii) if Buyer shall have discovered any material error, misstatement or omission in any of the representations or warranties of Seller contained in this Agreement or Seller shall have otherwise breached any such representation or warranty, (iii) if Seller shall fail to perform or comply in any material respect with any of its covenants or agreements contained herein or in any other Transaction Document, or (iv) if any of the conditions set forth in Section 3.1 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

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

                  (d) by either Buyer or Seller, if the Closing does not occur on or prior to August 15, 2003.

         11.2     Effect of Termination.

                  (a) In the event of termination of this Agreement and the abandonment of the Transactions pursuant to Section 11.1 or Section 2.7(a), this Agreement (other than as set forth in Sections 8.3, 12.2 and this Section 11.2, each of which shall survive the termination of this Agreement) shall become void and of no effect with no liability on the part of any party hereto; provided, however, that no such termination (i) shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement, and (ii) shall relieve Seller of its obligations to grant to Buyer the Technology License pursuant to Section 6.11, to pay Buyer the Termination Fee, or to reimburse Buyer for the Buyer Expenses as provided in Section 11.2(b) below.

                  (b) In the event that (i) this Agreement is terminated by Buyer pursuant to Section 11.1(c) (iii) as a result of Seller's failure to comply with the covenants and agreements contained in Section 6.10, and (ii) within 12 months following such termination of this Agreement, Seller or Banshee consummates, or enters into a definitive agreement to consummate, a transaction that would constitute an Alternative Proposal, then within two (2) days of consummation of such transaction or the entering into of such definitive agreement, as the case may be, Seller shall:

                  (A)      grant to Buyer the Technology License pursuant to
                           Section 6.11 hereof, and effective as of such date, all rights under the Technology License shall vest in Buyer.

                  (B) pay Buyer a fee (the "Termination Fee") in cash equal to the greater of (x) $5,000,000, and (y) the amount determined by subtracting $10,000,000 from the aggregate purchase price paid (or proposed to be paid) by the purchaser or purchasers in such Alternative Proposal transaction, and dividing the resulting difference by 2; and

                  (C) reimburse Buyer for all of its costs and expenses (including legal, consulting and accounting fees and disbursements) incurred by Buyer in connection with this Agreement (the "Buyer Expenses").

The Termination Fee and the Buyer Expenses shall be paid to Buyer by wire transfer of same day funds to an account designated by Buyer.

                                  ARTICLE XII
                                 MISCELLANEOUS

         12.1 No Waiver of Representations, Warranties, Covenants and Agreements. The respective representations and warranties of Seller and Buyer contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be

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deemed waived or otherwise affected by any investigation made by any party hereto or any knowledge of any party for whose benefit such representations and warranties are made.

         12.2 Expenses. Whether or not the Transactions are consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs or expenses, except as otherwise provided in Section 11.2(b) or in any other Transaction Document, and except that the fees and expenses of the Escrow Agent under the Escrow Agreement shall be paid one-half by Buyer and one-half by Seller and the fees and expenses of the Escrow Agent under the Liquidity Escrow Agreement shall be paid by Buyer.

         12.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

                  (a) If to Buyer:

                           OpenTV Corp.
                           275 Sacramento Street
                           San Francisco, California  94111
                           Attention:  General Counsel
                           Facsimile:  (415) 962-5300

                           with a copy to:

                           Baker Botts L.L.P.
                           30 Rockefeller Plaza
                           New York, New York 10112
                           Attention: Lee D. Charles, Esq.
                           Facsimile: (212) 408-2501

                  (b) If to Seller:

                           BettingCorp Limited
                           Tropic Isle Building
                           P.O. Box 438
                           Road Town, Tortola, British Virgin Islands
                           Attention: Insinger Corporate Services (BVI) Ltd.
                           Facsimile:  (284) 494-2616

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                           with copies to:

                           Tulchinsky-Stern & Co.
                           Riger Federman Building
                           22 Kanfey Nesharim St.
                           Givat Shaul, Jerusalem 95464
                           Attention:  Doron D. Stern
                           Facsimile:  011-02-6513133

                           and

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York  10166-0193
                           Attention:  David M. Wilf, Esq.
                           Facsimile:  (212) 351-6277

or to such other Person or address as any party shall specify by notice in writing to the other party. Any such notice shall be deemed to have been given
(a) upon actual delivery, if delivered by hand, (b) on the third (3rd) business day following deposit of such notice, properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (c) upon sending such notice, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

         12.4 Entire Agreement. This Agreement (including the Schedules, Annexes, Exhibits and other documents referred to herein) and the other Transaction Documents constitute the entire agreement among the parties and supersedes all prior agreements and understandings, oral and written, among the parties with respect to the subject matter hereof.

         12.5 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, however, that Buyer may assign its rights to purchase the Assets hereunder to an Affiliate of Buyer without the prior written consent of Seller; provided, however, that no such assignment shall limit or affect Buyer's obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for the provisions of Article X (which may be enforced by the Indemnified Parties), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         12.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

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         12.7     Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or
(iv) waive any condition to such waiving party's obligation to consummate the transactions contemplated hereby or to any of such waiving party's other obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.7.

         12.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         12.9     Governing Law and Venue; Dispute Settlement; Waiver of Jury
Trial.

                  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

                  (b) Each of Buyer and Seller agree that any dispute or claim arising between them in respect to the subject matter of this Agreement or the Liquidity Agreement shall first be submitted to non-binding alternative dispute resolution ("ADR") and, in the event resolution of such matter has not been reached through the ADR process within 30 days of submission to such ADR process, either party may elect to resolve such matter by binding arbitration conducted as set forth in Section 12.9(b)(i) through (viii) below. If any party has filed an action, suit or proceeding in a court pursuant to Section 12.9(c), the other party may still exercise its right to arbitrate pursuant to this
Section 12.9(b) at any time within 10 Business Days following the receipt by such other party of service of process with respect to action, suit or proceeding and if such other party so exercises such right to arbitrate within such 10 Business Day period, the party that has filed such action, suit or proceeding shall be required to have such action, suit or proceeding dismissed.

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                           (i)      Buyer and Seller shall jointly select an
independent arbitrator having no prior, existing or potential business relationship with Buyer or Seller or any of their respective Affiliates. Such arbitration shall be conducted in English in New York, New York, in accordance with the American Arbitration Association rules for international commercial arbitration (the "AAA Rules"), as modified by this Section 12.9. If Buyer and Seller cannot agree to an independent arbitrator, then either Buyer or Seller may apply to the American Arbitration Association to act as the appointing authority to appoint an independent arbitrator with experience in the subject matter of the dispute.

                           (ii)     Either party to this Agreement shall have
the option, at its sole discretion, to elect for the arbitration to be conducted on an expedited basis, in which case Buyer and Seller agree that such expedited resolution shall be a condition to the conduct of the arbitration, and each party agrees that it will not contest or oppose such resolution on such expedited basis.

                           (iii)    Each party agrees to facilitate the
arbitration by: (A) making available to each other and to the arbitrator for inspection and extraction all documents, books, records and personnel under their control as the arbitrator shall determine to be relevant to the dispute,
(B) conducting arbitration hearings to the greatest extent possible on successive, contiguous days; and (C) observing strictly the time periods established by the AAA Rules or by the arbitrator for the submission of evidence and briefs.

                           (iv)     All papers, documents or evidence, whether
written or oral, filed with or presented to the arbitrator shall be deemed by the parties and the arbitrator to be confidential information. No party, expert or arbitrator shall disclose in whole or in part to any other person any confidential information submitted by any other person in connection with any arbitration proceedings, except to the extent (A) required by law or regulation,
(B) reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the dispute or (C) that such "confidential" information was previously or subsequently becomes known to the disclosing party without restrictions on disclosure, was independently developed by such disclosing party or becomes publicly known through no fault of the disclosing party.

                           (v)      Each party shall bear its own costs and fees
of arbitration conducted pursuant to this Section 12.9(b), provided that the prevailing party in such arbitration shall be entitled to recover from the non-prevailing party all such costs and fees incurred by the prevailing party, including without limitation its reasonable attorneys' fees.

                           (vi)     The arbitrator is empowered to render the
following awards in accordance with any provision of this Agreement and the other Transaction Documents: (A) enjoining a party from performing any act prohibited or compelling a party to perform any act required, by the terms of this Agreement and the other Transaction Documents and any order entered pursuant to this Agreement and the other Transaction Documents or deemed necessary by the arbitrator to resolve disputes arising under or relating to this Agreement, the other Transaction Documents or order; (B) where, and only where, violations of this Agreement or the other Transaction Documents have been found, shortening or lengthening any period established by this Agreement, the other Transaction Documents or order; and (C) ordering such other legal

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or equitable relief (subject to the limitations on liability set forth herein and therein) or specifying such procedures as the arbitrator deems appropriate, to resolve any dispute submitted to it for arbitration.

                           (vii)    Any monetary award of the arbitrator shall
be made and payable in New York City in freely available United States dollars free of any tax and deductions of any kind.

                           (viii)   Each party agrees that the award of the
arbitrator shall be final and non-appealable and shall be the sole and exclusive remedy between or among them regarding any and all claims, counterclaims, issues and accounting presented to the arbitrator, irrespective of the magnitude thereof. Each party hereby waives to the extent permitted by law all jurisdictional defenses, objections as to venue and any rights to appeal or to review of such award by any court or tribunal. Each party agrees that the arbitral award may be found and that a judgment on the arbitration award may be entered in any court having competent jurisdiction over the parties or their assets. The arbitrator shall issue to the parties a written explanation in English of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching such decision. Such explanation of the award and the statement of facts shall be treated as confidential information.

                  (c) Subject to Section 12.9(b), each party hereto hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or federal court. The parties hereby consent to jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.9 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

                  (d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLEX ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS

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CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER
VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.9.

         12.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the federal courts of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

         12.11 Joint Participation in Drafting this Agreement. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that this Agreement has not been written solely by counsel for one party, and that each party has had the benefit of its independent legal counsel's advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

         12.12 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                      [Signature page immediately follows.]

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                       SELLER:

                                       BETTINGCORP LIMITED

                                       By: /s/ Doron Stern
                                           ---------------------------------
                                           Name: Doron Stern
                                           Title: Director

                                       BUYER:

                                       OPENTV CORP.

                                       By: /s/ Mark H. Allen
                                           ---------------------------------
                                           Name: Mark H. Allen
                                           Title: Executive Vice President